Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

EASTERN INSURANCE GROUP LLC

as Seller,

ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, LLC,

as Buyer

AND

EASTERN BANK

as Bank,

EASTERN BANKSHARES, INC.

as Parent

dated as of

September 19, 2023

Exhibits

Exhibit A: Working Capital Principles

Exhibit B: Bill of Sale

Exhibit C: Assignment and Assumption Agreement

Exhibit D: Assignment and Assumption of Lease

Exhibit E: Transition Services Agreement

Exhibit F: License Agreement

Exhibit G: Client Services Agreement

Exhibit H: Performance and Retention Incentive Arrangements

Exhibit I: Harmonization Payments

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 19, 2023, is entered into by and among, Arthur J. Gallagher Risk Management Services, LLC, a Delaware limited liability company (“Buyer”) and Eastern Insurance Group LLC, a Massachusetts limited liability company (“Seller”), Eastern Bank, a Massachusetts-chartered bank (“Bank”), and, Eastern Bankshares, Inc., a Massachusetts corporation (“Parent”). Buyer and Seller are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

BACKGROUND STATEMENTS:

A. Seller is engaged in the Business (as defined below);

B. Seller is a wholly owned subsidiary of Bank and Bank is a wholly-owned subsidiary of Parent;

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Purchased Assets (as defined below), and Buyer shall assume the Assumed Liabilities (as defined below), in each case upon the terms and subject to the conditions contained in this Agreement;

D. In connection with the Closing (as defined below) Seller, Bank, Parent and Buyer will be entering into a Transition Services Agreement (as defined below) which will provide for certain services, including the continuation of payroll and certain benefits for a limited period of time;

AGREEMENT:

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, together with Bank and Parent, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

“409A Failure” has the meaning set forth in Section 7.1(h).

“409A Participants” has the meaning set forth in Section 7.1(h).

“Accounts Receivable” means all accounts, notes and other receivable of the Business.

“Acquisition Proposal” has the meaning set forth in Section 10.5.

“Action” means any inquiry, audit, notice of violation of any Law, or investigation by a Governmental Authority, or any action, cause of action, lawsuit, arbitration, proceeding, litigation, citation, summons, claim, order, suit, subpoena, inspection, or compliance review by any Person (and in regard to all of these, each of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity).

“Actual Closing Payment” has the meaning set forth in Section 2.8(a).

“Actual Indebtedness” has the meaning set forth in Section 2.8(a).

“Actual Transaction Expenses” has the meaning set forth in Section 2.8(a).

“Actual Working Capital” has the meaning set forth in Section 2.8(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 8.2.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.21(b).

“Antitrust Division” has the meaning set forth in Section 10.1(a).

“Antitrust Law” means any applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Assignment and Assumption Agreement” has the meaning set forth in Section 11.2(d)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 11.2(d)(v).

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Leases” has the meaning set forth in Section 2.1(g).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each other pension, retirement, profit-sharing, cash incentive, bonus, commission, stock option, restricted stock, stock appreciation right, stock ownership, stock purchase, equity or equity-based incentive, phantom equity, transaction, change in control, severance, employment, individual contractor, vacation, paid time off, welfare and fringe-benefit, medical, retention, disability, insurance, salary continuation, deferred compensation, flexible benefit, excess or supplemental benefit agreement, plan, policy, program, practice, arrangement, or Contract in effect, whether written or unwritten, and covering one or more Employees, former Employees, current or former directors, officers, equity holders, or the beneficiaries or dependents of any of the preceding persons, and which is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material Liability for premiums or benefits.

“Bill of Sale” has the meaning set forth in Section 11.2(d)(ii).

“Business” means (a) Seller’s business of acting as an independent agent in offering personal, business and employee benefits insurance products and captive solutions and related risk management services to individual and commercial clients, and providing professional advice related to health care cost management, employee engagement and executive services to such clients and (b) any other business or operations of the Seller relating to the Insurance Business.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of Massachusetts or State of Illinois are required or authorized by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Plans” has the meaning set forth in Section 7.1(c)

“Captive Insurance Company” means an insurance company that is wholly owned and controlled by its insureds, and which insures only the risks of such company’s parent or affiliate companies of its parent, the risks of a controlled unaffiliates business, or member organizations of an association and their affiliated companies, and shall include, for the avoidance of doubt, any pure captive insurance company, sponsored captive insurance company, association captive insurance company, industrial insured captive insurance company, or any group captive insurance company, licensed as such in its state of incorporation.

“Captive Manager” means any Person authorized to undertake the administration and execution of the managerial function, including the administration of contracts of (re)insurance, for a Captive Insurance Company.

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, reinsurer, Lloyd’s of London syndicate, ancillary employee benefit carrier, state fund or pool, Captive Insurance Company or other risk assuming entity or association in which any insurance, reinsurance or bond has been placed or obtained.

“Cash” means the aggregate cash and cash equivalents of Seller determined in accordance with the Working Capital Principles and shall (a) be increased by the amount of any received but uncleared checks, drafts or wires and any deposits, in each case to the extent such amounts are not included in as current assets in the final determination of Working Capital, (b) be decreased by the amount of any checks, drafts or wires issued by the Seller or otherwise against the accounts of Seller that remain outstanding, in each case to the extent such check, drafts or wires are not included as current liabilities in the final determination of Working Capital and (c) exclude Trust Cash and Restricted Cash.

“Chosen Courts” has the meaning set forth in Section 13.11(b).

“Client” means any Person (including Parent or any of its Subsidiaries) to whom any Insurance Products or Services have been provided by the Business.

“Client Account” means, collectively, (a) the right to payment of a monetary obligation, whether or not earned by performance, for the provision of any Insurance Products or Services to any client, and (b) the goodwill and business relationship with such Client relating to the provision of any Insurance Products or Services to such Client.

“Client Services Agreement” means a client services agreement by and between Bank and Buyer.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in the Section 2.6.

“Closing Date Working Capital Deficiency” has the meaning set forth in Section 2.7(a).

“Closing Date Working Capital Surplus” has the meaning set forth in Section 2.7(a).

“Closing Estimated Statement” has the meaning set forth in Section 2.7(a).

“Closing Payment” has the meaning set forth in Section 2.7(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Name” has the meaning set forth in Section 7.9.

“Confidential Information” has the meaning set forth in Section 7.2(b).

“Confidentiality Agreement” means that certain agreement by and between the Buyer and Seller dated as of June 2, 2023.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” means all original works of authorship in any medium of expression, whether or not published and whether or not copyrightable, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications.

“Counterparty” has the meaning set forth in Section 7.2(a).

“Current Assets” means the current assets of Seller, determined in accordance with the Working Capital Principles; provided, that notwithstanding anything to the contrary set forth therein, Current Assets shall not include (a) Cash, (b) Restricted Cash, (c) Trust Cash or (d) Tax assets (including deferred Tax assets), provided further, that to the extent the amount of cash or cash equivalents held in the accounts holding Trust Cash exceeds the Trust Cash, such excess shall be included in Current Assets.

“Current Liabilities” means the current Liabilities of Seller, determined in accordance with the Working Capital Principles; provided, that notwithstanding anything to the contrary set forth therein, Current Liabilities shall not include (a) any current liabilities that constitute Indebtedness, (b) Transaction Expenses or (c) Tax Liabilities (including deferred Tax Liabilities).

“Data Room” has the meaning set forth in Section 6.5(a).

“Deferred Hire Date” has the meaning set forth in Section 7.1(a).

“Direct Claim” has the meaning set forth in Section 9.3(c).

“Dispute Notice” has the meaning set forth in Section 2.8(a).

“Dispute Period” has the meaning set forth in Section 2.8(a).

“Domain Names” means all internet domain names (and underlying registrations), whether or not Trademarks, registered in any top level domain by any authorized private registrar or Governmental Authority, websites, web addresses, web pages, and related content, accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto whether or not it comprises Copyrights, and URLs.

“Effective Time” has the meaning set forth in Section 2.6.

“Employees” means those individuals employed by Seller (specifically excluding consultants and workers employed by temporary agencies), and those certain Bank employees specified in Section 3.17(a) of the Seller Disclosure Schedule.

“Employee Benefits Products or Services” means (a) employer-sponsored benefit accounts with programs, whether self-insured or fully insured, such as group life, group health, group dental, group disability, group long-term case, retirement programs, ancillary benefits sold to groups and similar or related products and services and (b) insurance procured for individual, natural persons (e.g., life, health, annuities, long-term care, and similar or related products and services).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), mechanic’s or materialman’s lien, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 12.1(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

“ERISA Affiliate” means each Person that is treated as a single employer with Seller for purposes of Section 414 of the Code.

“Estimated Closing Payment” has the meaning set forth in Section 2.7(a).

“Estimated Working Capital” has the meaning set forth in Section 2.7(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Financial Expert” has the meaning set forth in Section 2.8(b).

“Financial Statements” has the meaning set forth in Section 3.5.

“FIRPTA Certificate” has the meaning set forth in Section 11.2(d)(v).

“FTC” has the meaning set forth in Section 10.1(a).

“Fundamental Representations” means the representations and warranties set out in Section 3.1 (Organization and Qualification of Seller), Section 3.2 (Authority of Seller), Section 3.3(a) (No Conflicts), Section 3.4(a) and Section 3.4(b)(Assets), Section 3.23 (Transactions with Affiliates), Section 3.24 (Brokers), Section 4.1 (Organization and Authority), Section 4.2 (Authority of Bank), Section 5.1 (Organization and Authority), Section 5.2 (Authority of Parent), Section 6.1 (Organization and Authority), Section 6.2 (Authority of Buyer) and Section 6.6 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Official” means any officer or employee of a national, state, local or foreign government (including any Governmental Authority) or any department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, bureau, ministry, commission, division or instrumentality of such government or political subdivision, or any international organization, self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, arbitration panel, administrative agency, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Harmonization Delta” has the meaning set forth in Section 7.1(l).

“Harmonization Payments” has the meaning set forth in Section 7.1(l).

“Hazardous Materials” means any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined or classified as hazardous or toxic or words of similar import or regulatory effect under any Environmental Law), (iii) petroleum and petroleum products and wastes, including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) solid wastes, (v) per- and poly-fluoroalkyl substances, or (vi) medical wastes.

“HIPAA” means the Health Insurance Portability and Accessibility Act of 1996, and all regulations and rules issued thereunder, or any successor law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” of any Person means any of the following: (a) all obligations of such Person for borrowed money; (b) all obligations evidenced by notes, bonds, debentures, mortgages or other instruments, (c) all Liabilities secured by any Encumbrance upon property or assets owned by such Person whether or not such Person has assumed or become liable for the payment of such Liabilities; (d) all reimbursement obligations under banker’s acceptances or letters of credit (only to the extent drawn) or similar facilities; (e) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; (f) all capitalized lease obligations; (g) all Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging or derivative obligations; (h) all guaranties, surety or indemnity obligations by such Person; (i) all Liabilities relating to earned but unpaid or underfunded severance obligations, deferred compensation, and defined benefit or defined contribution retirement plans (including those obligations set forth on Schedule 1-A and in each case including any employer contributions owed, but not yet made, to any 401(k) plan, for any period prior to the Closing Date) and, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes relating thereto; (j) all Liabilities for underfunded employee pension benefit plans, workers’ compensation liability and similar obligations; (k) deferred and other employee compensation-related items; (l) any off-balance sheet financing, including synthetic and project financing, (m) all obligations incurred in connection with the acquisition of property, services or assets (including acquisitions of books of business), including the projected amount of all earnout liabilities set forth on Schedule 1-B, contingent payments, royalty payments, bonus payments or other deferred payments relating thereto; (n) unfunded benefit liabilities with respect to Seller’s Pension Benefit Plan, retirement plan or other amounts payable to an employee upon retirement of the relevant employee; (o) the amount by which the cash and cash equivalents held in the accounts holding Trust Cash is less than the Trust Cash; (p) any payment of cash or other consideration to terminate, release and discharge any Contract with a Related Party; and (q) all Liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, costs, expenses or other amounts that are payable in connection with retirement, termination, extinguishment or prepayment in respect of any of the foregoing; provided, however, that the definition of “Indebtedness” shall not in any event include any Liabilities taken into consideration with respect to the definitions of “Working Capital” or “Transaction Expenses” (as those terms are defined herein).

“Indebtedness of Seller” means the Indebtedness of Seller as of the Closing Date.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Ineligible Carrier” means a Carrier that, as of the date hereof, is not admitted, authorized, licensed or otherwise eligible to write insurance coverage on a surplus line basis in the jurisdiction in which the covered risk is located.

“Insurance Business” means the business of (a) originating, offering, marketing, soliciting, broking, quoting, placing, selling, administering, providing, servicing, and/or renewing Insurance Products or Services and (b) providing professional advice related to health care cost management, employee engagement and executive services in connection with such Insurance Products or Services.

“Insurance Policies” has the meaning set forth in Section 3.22.

“Insurance Products or Services” means (a) Employee Benefits Products or Services, (b) Insurance-Related Services, and/or (c) P&C Products or Services.

“Insurance-Related Services” means any services provided to a Client, either directly or by a third-party service provider, including but not limited to: third-party administration (TPA); risk management; loss control; compliance or other consulting services; claims analysis; insurance program administration; enrollment services; COBRA, Section 125 Cafeteria Plan, Health Savings Account (HSA) Plan, Health Reimbursement Arrangement (HRA) Plan, Health Flexible Spending Account (FSA) Plan, and/or Premium Reimbursement Arrangement (PRA) Plan administration; preparation, review, and/or filing of IRS Form 5500s; referrals to on-site medical clinics, attorneys, or other third-party service providers (whether or not a referral fee or other remuneration is paid by such providers for such referrals); or other services.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however, arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) Trademarks; (b) Domain Names; (c) Copyrights; (d) confidential and proprietary information and all rights therein, formulas, designs, devices, technology, discoveries, improvements, business and technical information and know-how, research and development, inventions, tools, methods, processes, compositions, data bases, data collections, whether or not any of the foregoing rise to the level of a trade secret under applicable law, and trade secrets, whether or not any of the foregoing are patentable under applicable law; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, certificates of invention, petty patents, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, substitutions, reissues, extensions, reexaminations, restorations and renewals of such patents and applications and any other Governmental Authority-issued indicia of invention ownership; (f) software necessary for the conduct of the Business, other than shrink-wrap, non-customized, off-the-shelf software for internal use on a non-exclusive basis, and licenses thereto; and (g) actions and rights to sue at law or in equity for past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller, Bank, or Parent and which is exclusively used by Seller in the conduct of the Business.

“Intellectual Property Licenses” means all licenses, sublicenses, consent to use agreements, permissions and other agreements (including any right to receive or obligation to pay royalties or any other consideration) to which Seller is a party, beneficiary or is otherwise bound and relating to any Intellectual Property Assets or other Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted, other than for shrink-wrap and off-the-shelf software, and licenses thereto.

“Intellectual Property Registration” means any issuance, registration, application or other filing with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, Domain Names and Copyrights, issued and reissued patents and pending applications for any of the foregoing, in each case that is owned by Seller.

“Interim Financial Statements” has the meaning set forth in Section 3.5.

“Interim Period” has the meaning set forth in the preamble of Article X.

“IRS” means the United States Internal Revenue Service.

“Invoice” has the meaning set forth in Section 11.2(d)(ix).

“Key Employee” means each individual listed on Schedule 11.2(e).

“Key Employment Agreements” means each employment agreement entered into by and between a Key Employee, on the one hand, and Buyer on behalf of itself and its Subsidiaries, divisions and affiliated and related companies, on the other hand.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Liabilities” means liabilities, debts, expenses, obligations or commitments of any nature whatsoever, whether direct or indirect (including guaranteed Liabilities), joint or several, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, fixed, disputed, liquidated or executory, due or to become due or otherwise, in each case whether or not the same would be required to be recorded or reflected on a balance sheet prepared in accordance with GAAP or to be disclosed in any notes thereto.

“License Agreement” has the meaning set forth in Section 11.2(d)(xii).

“Losses” means any causes of actions, damages, losses, Liabilities, obligations, claims of any kind, deficiencies, fines, costs, amounts paid in settlement, judgments, awards, penalties, interest or expense (including reasonable out-of-pocket attorneys’ fees, whether in connection with Third Party Claims or Direct Claims); provided, however, that “Losses” shall not include, and an Indemnified Party shall not be entitled to seek or recover from any Indemnifying Party any punitive losses or damages, except to the extent actually awarded to third parties.

“Major Carrier” means the top 20 Carriers (by commission dollar value) of the Seller for the year ended December 31, 2022 and the six month period ended June 30, 2023.

“Major Client” means the top 30 Clients (by dollar volume of revenue) of the Seller for the year ended December 31, 2022 and the six month period ended June 30, 2023.

“Material Adverse Effect” means with respect to Seller, the Business or Buyer, as the case may be, any effect, change, event, circumstance, fact, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the Business, such party and its Subsidiaries, taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), Material Adverse Effect shall not include any effect, change, event, circumstance, fact, condition, occurrence or development arising out of or attributable to (A) any change, after the date hereof, in GAAP or applicable regulatory accounting requirements (and not specifically relating to on the Business or such party and its Subsidiaries), (B) any change, after the date hereof, in applicable Law (including the Pandemic Measures) of general applicability to companies in the industries in which the Business or such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities (and not specifically relating to the Business or such party and its Subsidiaries), (C) any change, after the date hereof, in global, national or regional political conditions (including the outbreak of war, whether or not formally declared, or other armed conflict or hostilities, or acts of terrorism or sabotage, or civil disturbance) or in economic or market conditions (including equity, credit and debt markets, as well as any change in interest rates), (D) any change, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic) or (E) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, or (F) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its Client, Carriers, customers or employees); provided, that any adverse effects resulting from the matters described in the foregoing clauses (A) – (E) shall be taken into account in determining whether there is, has been or would reasonably be likely to be a Material Adverse Effect to the extent that they have a disproportionate effect on the Business or such party and its Subsidiaries relative to other participants in the industries in which the Business or such party and its Subsidiaries, as applicable, operate.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.5(a).

“Non-Compete Parties” or “Non-Compete Party” means each of Seller, Bank and Parent, for itself and on behalf of each of their respective Affiliates. For the avoidance of doubt, “Non-Compete Parties” shall not include any directors or executive officers of Bank or Parent.

“Nutter” has the meaning set forth in Section 13.14.

“Ordinary Course of Business” means the ordinary course of business of the Business, consistent with past customs and practices (including as to frequency and amount).

“Organizational Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation, bylaws, shareholder agreement or similar documents relating to the operation, governance or management of such corporation; (b) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of such entity or relating to the operation, governance or management of such entity; and (c) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 3.14(a).

“Owned Real Property Lease” has the meaning set forth in Section 11.2(d)(x).

“P&C Products or Services” means (a) commercial lines or personal lines property and casualty insurance products, and/or (b) commercial or individual bond or suretyship products.

“Pandemic” means any outbreak, epidemic or pandemic relating to SARS-CoV-2 or COVID-19, or any evolution or mutation thereof, or any other virus (including influenza).

“Pandemic Measures” means any action or inaction required by Law, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 11.2(d)(viii).

“PBE Transition Period” has the meaning set forth in Section 7.1(e).

“PCI DSS” means the Payment Card Industry Data Security Standard.

“Pension Benefit Plan” means a defined benefit employee pension benefit plan as set forth in Section 3(2) of ERISA

“Performance Incentive Arrangement” has the meaning set forth in Section 7.1(j).

“Permits” means all permits, consents, licenses, franchises, approvals, authorizations, registrations, certificates, variances, exemptions and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory liens for Taxes not yet due and payable; (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due incurred in the Ordinary Course of Business; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security not yet due and payable, and (d) liens set forth on Schedule 1-C.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, bank, trust, association or other entity, whether or not legal entities.

“Personal Information” means any information or data that, alone or in combination with other information or data, identifies, relates to, or reasonably can be used to identify an individual and any other data or information that constitutes “personal data”, “personal information”, “personally identifiable information”, “protected health information”, “cardholder data” or like term under any Privacy Obligation.

“Post-Closing Statement” has the meaning set forth in Section 2.8(a).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the close of business on the Closing Date.

“Privacy Consents” means the terms of any consents, authorizations, waiver of authorization or other permission or third party terms pursuant to which the Seller Processed or Processes Personal Information.

“Privacy Laws” means all applicable Laws and self-regulatory programs relating to the Processing of Personal Information, data privacy, data security, or security breach notification, including, as applicable and without limitation: U.S. state consumer protection Laws; U.S. state data privacy Laws; U.S. state data security Laws; U.S. state breach notification Laws; the Federal Trade Commission Act; U.S. state and federal financial privacy Laws; U.S. state and federal insurance privacy Laws; the Gramm-Leach-Bliley Act and its U.S. state law equivalents; the Massachusetts Insurance Information and Privacy Protection law (Mass. Gen. Laws ch. 175I) and substantially similar U.S. state laws; Massachusetts’ Standards for the Protection of Personal Information of Residents of the Commonwealth (201 CMR §17.00) and substantially similar U.S. state laws; the California Consumer Privacy Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing Act; the Fair Debt Collection Practices Act and its U.S. state law equivalents; the Fair Credit Reporting Act and its U.S. state law equivalents; the Health Insurance Portability and Accountability Act and implementing regulations; and the PCI DSS.

“Privacy Obligations” means all Privacy Laws, contractual obligations relating to the privacy, security, and/or Processing of Personal Information, and privacy and data security policies, procedures, notices, and rules applicable to or binding on Seller.

“Privileged Communications” has the meaning set forth in Section 13.14(b).

“Process” or “Processing” means any operation or set of operations performed on data, including Personal Information, whether or not by automated means, such as the creation, receipt, maintenance, transmission, collection, use, disclosure, processing, analysis, retention, storage, protection, transfer or disposal of Personal Information.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.5.

“Real Property” means all the Owned Real Property and all the Leased Real Property, together with all buildings, structures and facilities located thereon.

“Referral Agreement” has the meaning set forth in Section 11.2(d)(xiv).

“Receivables Notice” has the meaning set forth in Section 7.10.

“Related Party” means any former or present director (or equivalent), officer, employee or equityholder of Parent, Bank, Seller or any of their Affiliates or, to Seller’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any Person in which any such individual holds any material beneficial interest.

“Releasee” has the meaning set forth in Section 7.8.

“Representation and Warranty Policy” means that certain third-party insurance policy in respect of representations and warranties of Seller, Bank and Parent in this Agreement and the other matters covered by such policy.

“Repurchase Date” has the meaning set forth in Section 7.10.

“Requisite Regulatory Approvals” has the meaning set forth in Section 11.1(b).

“Resolution Period” has the meaning set forth in Section 2.8(b).

“Restricted Cash” means Cash which is not freely usable because it is subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, including, without limitation, restrictions on dividends and repatriations or any other form of restriction. For the avoidance of doubt, Restricted Cash includes (without limitation) all Cash (a) held as a security deposit or posted to support any letter of credit, surety bond or otherwise as collateral support or (b) which is a customer deposit.

“Restricted Period” means the period starting on the Closing Date and ending on the third (3rd) anniversary thereof.

“Retail Brokered Business” means any retail Insurance Products or Services that (a) Seller has co-brokered or sub-brokered with or on behalf of any third person insurance intermediary, or (b) any third party has referred to Seller or Buyer insurance intermediary. For clarity, “Retail Brokered Business” (i) includes Insurance Business placed through Seller by an independent contractor, unless a written Contract between Seller and such contractor exists as of Closing and (A) provides for Seller’s exclusive ownership of such Insurance Business and all files, records, and other information related thereto, and/or (B) prohibits such contractor from soliciting or diverting away such Insurance Business, but (ii) does not include any Insurance Business that Seller places on behalf of a Client through any wholesale or excess and surplus lines insurance broker, managing general agent, managing general underwriter, insurance program, or similar insurance intermediary.

“Retention Incentive Arrangement” has the meaning set forth in Section 7.1(k).

“Section 409A Plans” has the meaning set forth in Section 7.1(h).

“Securities Business” means the business of soliciting, selling, servicing, and/or providing investment advice as to any equities, mutual funds, bonds, variable annuities, equity-indexed annuities, or any other investment product deemed “securities” under applicable Law.

“Security Breach” means any (a) unauthorized or unlawful access to or disclosure, acquisition, sale, use, or other Processing of Sensitive Data that materially compromises either the security, confidentiality, availability, or integrity of the Sensitive Data or the physical, technical, administrative, or organizational safeguards with respect to Sensitive Data put in place by Seller that relate to the protection of the security, confidentiality, availability, or integrity of Sensitive Data; (b) accidental or unlawful destruction, loss, or material alteration of Sensitive Data; or (c) other act or omission that materially compromises the security, integrity, availability, or confidentiality of Sensitive Data or that otherwise constitutes a “breach,” “breach of security,” or similar term with respect to Sensitive Data as defined by Privacy Laws.

“Seller” has the meaning set forth in the Recitals.

“Seller Bonus Arrangements” has the meaning set forth in Section 10.10.

“Seller Disclosure Schedule” has the meaning set forth in the preamble of Article III.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller Indemnitors” has the meaning set forth in Section 9.2(a).

“Seller IT Systems” has the meaning set forth in Section 3.13(h).

“Seller Names and Marks” has the meaning set forth in Section 7.9.

“Seller Releasor” has the meaning set forth in Section 7.8.

“Seller Restrictive Covenants” has the meaning set forth in Section 7.11(b).

“Seller’s Knowledge” means the actual knowledge, or the knowledge such individual would reasonably be expected to obtain after reasonably inquiry, of the officers of Seller listed on Schedule 1.01.

“Sensitive Data” means (a) all Personal Information or (b) other confidential information or proprietary business information or trade secret information; in the case of (a) and (b) where such information is in Seller’s possession, custody or control or the possession, custody or control of any third party service providers, consultants, independent contractors or other third parties on behalf of Seller and used or held for use in the conduct of Seller’s business.

“Separation from Service” has the meaning set forth in Section 7.1(h).

“Shared Contract” means any Contract (other than any Benefit Plan) that is between Seller, Bank or Parent, on the one hand, and one or more third parties, on the other hand, that inures to the benefit or burden of both (i) the Business, on the one hand, and (ii) any business of Seller other than the Business or the Bank or the Parent, on the other hand.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Sub-Rated Carrier” means a Carrier that is not rated by A.M. Best Company or is rated less than “A-” by A.M. Best Company.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is or may be under GAAP consolidated with such person for financial reporting purposes.

“Tail Policies” has the meaning set forth in Section 10.12.

“Tangible Personal Property” has the meaning set forth in Section 2.1(f).

“Tax” or “Taxes” means any federal, state, local, and non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, title or registration, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned or unclaimed property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return, declaration, form, report, claim for refund, information return or statement relating to Taxes required to be filed with any Taxing Authority, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Trademarks” means all trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing, whether registered, unregistered or arising by Law, and all registrations and applications for registration of each of the foregoing, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications.

“Transacted” has the meaning set forth in Section 3.20(c).

“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents, including (without limitation) the sale by Seller and acquisition by Buyer of the Purchased Assets.

“Transaction Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Leases, the Client Services Agreement, License Agreement, the Key Employment Agreements, the Referral Agreement and all of the other agreements, instruments and other documents to be executed and delivered by Seller and Buyer in connection with the Transactions.

“Transaction Expenses” means the aggregate amount of all fees, costs and expenses, incurred by or on behalf of the Seller in connection with the process of selling the Purchased Assets or otherwise relating to the negotiation, preparation or execution of this Agreement, the Transaction Documents or any other documents or agreements contemplated hereby or thereby or the performance or consummation of the Transactions or thereby or relating to bonuses, in each case, that have not been paid prior to the Effective Time, including, without limitation, (a) all fees, costs and expenses for services provided by investment banking, consultant, professional advisor, legal, accounting and similar service providers, including any brokerage fees, commissions, finders’ fees or financial advisory fees, (b) any fees and expenses associated with obtaining necessary or appropriate consents or approvals of any Governmental Authority or under any Assumed Contract, (c) any fees or expenses associated with obtaining the release and termination of any Encumbrances, (d) all sale, change-of-control, severance, “stay-around,” retention, or similar bonuses, compensation or payments to current or former directors, Employees and other service providers of the Business paid or payable as a result of or in connection with the Transactions, (e) any employer contributions, payments or Liabilities under any Benefit Plans and the employer portion of any payroll, employment or similar Taxes incurred in connection with the payments described in this definition and (f) all costs, fees and expenses related to the Tail Policies.

“Transition Services Agreement” has the meaning set forth in Section 11.2(d)(xi).

“Transferred Employees” has the meaning set forth in Section 7.1(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“True-Up Payment” has the meaning set forth in Section 2.8(d).

“Trust Cash” means cash collected and held (as cash or cash equivalents) on behalf of Carriers for premium payments from insured Clients for the Business. Trust Cash is calculated as follows: (a) insurance and brokerage company premium payables minus (b) agency bill receivable (in the case of this clause (b), calculated exclusive of commissions owed to Seller and net of advances where payments have been made to a Carrier prior to the collection of the receivable).

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Wakefield Lease” has the meaning set forth in Section 11.2(d)(iv).

“WARN Act” has the meaning set forth in Section 3.17(e).

“Working Capital” means (a) Current Assets of Seller, less (b) Current Liabilities of Seller, all as determined in accordance with the Working Capital Principles. For the avoidance of doubt, in the event there is a conflict or inconsistency between the methodologies in the Working Capital Principles and GAAP, the Working Capital Principles shall govern in all respects; provided, further, that the Working Capital shall not include, and shall be calculated without taking into account the effect of any (a) Transaction Expenses, (b) Cash, (c) Restricted Cash, (d) Trust Cash (except as otherwise set forth in the definition of “Current Assets”) or (e) Indebtedness.

“Working Capital Principles” means the accounting principles set forth on Exhibit A.

“Working Capital Target” means $0.00.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Sale and Purchase of the Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller in, to and under all of the assets, properties and rights, wherever located, that are exclusively used in or that exclusively relate to the Business (collectively, the “Purchased Assets”), including the following:

(a) all Accounts Receivable and all right to collect insurance commissions, services fees and other commissions, fees or other compensation paid, payable or due in connection with the Business (including all refunds, contingent commissions or similar compensation from insurance underwriters, carriers or otherwise);

(b) all inventory and supplies of the Business;

(c) all rights under and to all of the following categories of Contracts (including, but not limited to, the Material Contracts) in connection with the Business (i) under which Seller has any rights or benefit, (ii) by which Seller has or may become subject to any obligation or Liability, or (iii) by which Seller or any of the Purchased Assets may become bound, in each case to the extent exclusively used in or that exclusively relate to the Business: (A) information technology license agreements, (B) Assumed Leases, (C) personal property leases, (D) broker agreements, (E) profit sharing agreements, (F) negotiated commission agreements, (G) carrier agreements, (H) broker wholesale agreements, (I) risk management fee agreements, (J) record retention agreements, (K) services agreements, (L) contingency services agreements, (M) contingent worker agreements, (N) asset purchase or other similar acquisition agreements and (O) any other Material Contracts set forth on Section 3.11(a) of the Seller Disclosure Schedule and not described in clauses (A) – (O) (other than this Agreement and the agreements executed pursuant hereto or contemplated hereby and other than the Excluded Contracts and the Shared Contracts) (the “Assumed Contracts”);

(d) all Client Accounts and Client relationships, including all information regarding Clients and their policies in Seller’s possession (including, without limitation, Client lists and renewal rights);

(e) all Intellectual Property Assets, including at least the Intellectual Property set forth on Section 3.13(e) of the Seller Disclosure Schedule;

(f) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Schedule 2.1(f) (the “Tangible Personal Property”);

(g) Leased Real Property set forth on Schedule 2.1(g) (the “Assumed Leases”);

(h) all Permits, but only to the extent such Permits may be transferred under applicable Law;

(i) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Business, any Purchased Assets or Assumed Liabilities;

(k) all rights, claims, causes of action, credits, rights of set-off and suits that Seller has or may have against third parties relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) all books and records, files and operating data relating to the Business, Purchased Assets or the Assumed Liabilities;

(m) all Trust Cash and Restricted Cash; and

(n) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 hereof, the Seller shall retain, and Buyer shall not acquire, the following assets and properties of Seller, which such assets and properties shall not be included in the Purchased Assets (collectively, the “Excluded Assets”):

(a) all Cash and cash equivalents, bank accounts, and securities of Seller (other than, for the avoidance of doubt, any Trust Cash or Restricted Cash);

(b) all Contracts of Seller other than the Assumed Contracts, including those Contracts of Seller set forth on Schedule 2.2(b) (the “Excluded Contracts”);

(c) all Shared Contracts;

(d) all Intellectual Property other than the Intellectual Property Assets;

(e) the organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the legal organization of Seller, all employee-related or employee benefit-related files or records and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g) all Benefit Plans and trusts or other assets attributable thereto, including, but not limited to, the Seller’s Pension Benefit Plan;

(h) all Tax assets (including duty and Tax refunds and prepayments or carry-backs) of Seller;

(i) all claims, rights and choses in action of Seller against third parties to the extent relating solely to the Excluded Assets;

(j) all Leased Real Property other than the Assumed Leases;

(k) all Owned Real Property;

(l) Seller IT Systems and related hardware other than employee cellphones;

(m) the assets, properties and rights specifically set forth on Schedule 2.2(m); and

(n) the rights which accrue or will accrue to Seller and its Affiliates under the Transaction Documents.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of Seller, in each case arising out of or relating to the Business or the Purchased Assets on or after the Closing and excluding any and all Excluded Liabilities: (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations arising under or related to the Assumed Contracts on or after the Closing (excluding, for the avoidance of doubt, any Liabilities related to any breach thereof prior to the Closing);

(b) (i) all liabilities and obligations relating to employee benefits of Buyer and compensation or other arrangements of Buyer with respect to the Transferred Employees arising on or after the Closing, which, for the avoidance of doubt, shall include accrued sick leave and paid time off accrued but unused and unpaid as of the Closing to the extent included in the final determination of Indebtedness, and (ii) the liabilities and obligations described in Section 7.1 with respect to the Transferred Employees arising on or after the Closing;

(c) all liabilities and obligations for (i) Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period arising after the Closing Date, and (ii) Taxes for which Buyer is liable pursuant to Article VIII;

(d) all liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing;

(e) all liabilities included in the final determination of Working Capital; and

(f) all liabilities and obligations of Seller set forth on Schedule 2.3(f).

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Seller shall retain, and Buyer shall not assume and shall not be responsible or liable to pay, perform or discharge, any Liabilities or obligations of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities includes, without limitation, the following:

(a) any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date; including without limitation any liability or obligation for errors and omissions whether asserted before or after the Closing Date which arises out of acts, errors or omissions first occurring prior to the Closing Date;

(b) any liabilities or obligations relating to or arising out of the Excluded Assets;

(c) any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller (other than Taxes for which Buyer is liable pursuant to Article VI) for any taxable period;

(d) all Liabilities relating to (A) any current or former employees of the Seller arising prior to the Closing, or (B) any Benefit Plan (including the Seller’s Pension Benefit Plan and any Liabilities associated with any Action associated therewith), except as specifically provided in Section 7.1;

(e) except as specifically provided in Section 2.3(b), any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(f) any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(g) any Liabilities associated with any Actions relating to Seller arising on or prior to the Closing;

(h) any Liabilities for Indebtedness or Transaction Expenses; and

(i) any current Liabilities of the Business not included as liabilities in the final determination of Working Capital.

Section 2.5 Purchase Price. Subject to the provisions of this Agreement and the adjustments set forth in Section 2.7and Section 2.8, the aggregate purchase price for the Purchased Assets and the restrictive covenants set forth in Section 7.3 is equal to Five Hundred Fifteen Million ($515,000,000.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities.

Section 2.6 Closing. The Closing of the Transactions (the “Closing”) will take place by remote means (a) on the last Business Day of the calendar month in which five (5) Business Days have elapsed following the satisfaction or waiver of all conditions to the obligations of the Parties (as set forth in Article XI) to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing); provided, however, that if the satisfaction or waiver of all conditions to the obligations of the Parties (as set forth in Article XI) to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) occurs in the first ten (10) days of the calendar month, then the closing will occur on the fifth (5) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties (as set forth in Article XI) to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or (b) such other date as Buyer and Seller may mutually determine (the “Closing Date”). For purposes of this Agreement, the effective time of the Closing (the “Effective Time”) shall be when the Transactions are consummated; provided, however, that solely for purposes of the calculations set forth on the Closing Estimated Statement, Post-Closing Statement, and Section 2.8, the “Effective Time” shall be 11:59 p.m. local Massachusetts time on, (x) if the Closing Date occurs on the last Business Day of the calendar month, the Closing Date, (y) if the Closing Date occurs on any other date, the last Business Day of the prior calendar month or (z) such other Effective Time as Buyer and Seller may mutually determine.

Section 2.7 Closing Payments.

(a) Not less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer (x) a written statement in form and substance reasonably acceptable to Buyer and signed by the Chief Financial Officer of the Seller (the “Closing Estimated Statement”) setting forth the (i) the estimated Working Capital as of the date of the Closing Date (the “Estimated Working Capital”), (ii) (A) the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target (a “Closing Date Working Capital Surplus”), or (B) the amount, if any, by which the Working Capital Target is greater than the Estimated Working Capital (a “Closing Date Working Capital Deficiency”), (iii) the amount of Indebtedness of Seller, (iv) the amount of the Transaction Expenses, and (v) the resulting estimated Closing Payment (the “Estimated Closing Payment”) based on the estimates described in clauses (i) – (iv). The “Closing Payment” shall be a U.S. Dollar amount equal to the Purchase Price, plus the Closing Date Working Capital Surplus, if any, or minus the Closing Date Working Capital Deficiency, if any (as applicable), minus the Indebtedness of Seller, minus the Transaction Expenses. The Closing Estimated Statement, and each component thereof, shall be prepared in good faith and in a manner consistent with the Working Capital Principles and the applicable definitions of this Agreement and methodologies contained therein. The Closing Estimated Statement shall contain reasonably detailed support for each calculation set forth therein. After delivery of the Closing Estimated Statement, the Seller shall, and shall cause its officers and representatives to, (i) provide reasonable access to the Buyer and its representatives to the books and records and work papers used in the preparation of the Closing Estimated Statement and (ii) cooperate with and assist the Buyer and its representatives in connection with their review of the Closing Estimated Statement and the materials described in clause (i), including (without limitation) making available their senior management employees, accountants and other personnel who were involved in the preparation of the Closing Estimated Statement. Seller shall consider in good faith any revisions Buyer proposes in writing to the Closing Estimated Statement and make appropriate revisions agreed to by Seller to the Closing Estimated Statement in its good faith determination; provided, that each Party acknowledges and agrees that Buyer’s proposal of revisions or failure to propose any revisions to the Closing Estimated Statement shall not be deemed to waive or otherwise impair any rights of Buyer pursuant to this Agreement.

(b) Subject to the delivery of the items set forth in Section 11.2(d), at the Closing, Buyer shall pay, or cause to be paid, the Purchase Price as follows:

(i) to each holder of Indebtedness of Seller pursuant to the Payoff Letters, the amount required to repay in full all Indebtedness owed to each such holder on the Closing Date, in cash by wire transfer of immediately available funds in accordance with the wire instructions set forth in the applicable Payoff Letters;

(ii) to each creditor of Transaction Expenses described in subparts (a) through (c) and subpart (f) within the definition of Transaction Expenses the amount required to pay in full all Transaction Expenses owed to such creditor on the Closing Date, in cash by wire transfer of immediately available funds in accordance with the wire instructions set forth in the applicable Invoice;

(iii) to Seller, the amount attributable to the Transaction Expenses described in subparts (d) through (e) within the definition of Transaction Expenses;

(iv) to Seller, the aggregate amount equal to the Estimated Closing Payment. The Estimated Closing Payment shall be payable, in cash by wire transfer of immediately available funds in accordance with the wire instructions delivered by Seller to Buyer in writing at least two (2) Business Days prior to the Closing Date.

Section 2.8 Post-Closing Adjustments.

(a) Following the Closing, Buyer shall prepare and deliver within one hundred twenty (120) days following the Closing Date to Seller a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of (i) the actual Working Capital as of the Closing Date (the “Actual Working Capital”), (ii) the actual amount of Indebtedness of Seller as of the Closing Date (the “Actual Indebtedness”), (iii) the actual amount of Transaction Expenses (the “Actual Transaction Expenses”) and (iv) the resulting actual Closing Payment (the “Actual Closing Payment”) based on the actual amounts described in clauses (i) – (iii), in each case as of the Effective Time. The Post-Closing Statement will be prepared in accordance with the Working Capital Principles and the applicable definitions of this Agreement and methodologies contained therein. Within forty-five (45) days after receipt by Seller of the Post-Closing Statement (the “Dispute Period”), Seller shall be required to notify Buyer in writing and with reasonable specificity (the “Dispute Notice”) of any disputed items with respect to the Post-Closing Statement (it being understood and agreed that any item not set forth in the Dispute Notice will be considered final, binding and non-appealable on the Parties), and Seller’s proposed resolution of each such item in the Dispute Notice. In the event a timely Dispute Notice is not delivered then Buyer’s Post-Closing Statement (including the Actual Working Capital, Actual Indebtedness and Actual Closing Payment) contained in such Post-Closing Statement shall be deemed accepted by Seller and be considered final, binding and non-appealable on the Parties.

(b) Upon receipt of the Dispute Notice and for a period of thirty (30) days following receipt of the Dispute Notice by Buyer (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to resolve such disputed items; provided, however, in the event that Buyer and Seller are unable to resolve all such disputed items within the Resolution Period, the determination of any such unresolved disputed items with respect to the Post-Closing Statement shall be made by an accounting firm, mutually agreed to by Buyer and Seller (the “Financial Expert”). The Financial Expert shall act as an expert in accounting and not an arbitrator. The Financial Expert shall, within thirty (30) days of its engagement, based solely on the presentations by Seller and Buyer and not by independent review, make a final determination on only those issues that remain in dispute, and such determination by the Financial Expert must be within the range of values assigned to such disputed items in the Post-Closing Statement and the Dispute Notice. Upon final resolution of all disputed items, the Financial Expert shall issue a report showing its final calculation of such disputed items. Absent manifest error, the determination of the Financial Expert shall be final, binding and conclusive on Seller and Buyer, and the fees and expenses of the Financial Expert shall be borne by Seller (on the one hand) and Buyer (on the other hand) in proportion to the amounts by which their proposals differed from the Financial Expert’s final determination. By way of example and not by way of limitation, if Seller seeks a $70,000 upward adjustment and the Financial Expert determines that there should be a $40,000 upward adjustment, then Seller will be responsible for three sevenths (3/7th) of the fees and expenses of the Financial Expert and Buyer will be responsible for four sevenths (4/7th) of the fees and expenses of the Financial Expert. In connection with the resolution of any dispute, each Party (Seller on one hand and Buyer on the other) shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Post-Closing Statement shall be resolved as set forth in this Section 2.8 (provided, for the avoidance of doubt, this sentence shall not limit the ability of Buyer to make any claim for breach of any representation or warranty contained herein).

(c) In the event after the final determination of the Actual Closing Payment in accordance with Section 2.8(a) or Section 2.8(b):

(i) the Actual Closing Payment is greater than the Estimated Closing Payment, then Buyer shall pay to Seller an amount equal such difference; and

(ii) the Estimated Closing Payment is greater than the Actual Closing Payment, then Seller shall pay to Buyer an amount equal to such difference.

(d) Any payment required to be made pursuant to Section 2.8(c)(i) or Section 2.8(c)(ii) shall be defined as a “True-Up Payment”. The True-Up Payment shall be made within five (5) Business Days after the final determination of the Actual Closing Payment in accordance with Section 2.8(a) or Section 2.8(b). All True-Up Payments shall be made by wire transfer of immediately available funds to a bank account designated by the recipient Party. Any True-Up Payment paid to Buyer shall be net of any amounts paid to Buyer in connection with Section 7.10, so as to avoid double-counting.

Section 2.9 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.9, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing despite the efforts of the Parties pursuant to Section 10.2 hereof, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article XI, the Closing shall occur notwithstanding the foregoing. Following the Closing, Seller and Buyer shall use reasonable best efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assumed Contracts or other liabilities that constitute Assumed Liabilities; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer and Seller in accordance with Article XI.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.9, Buyer and Seller shall use reasonable best efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.9. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. In the case Seller is unable to provide the Buyer the economic and operational equivalent of the transfer of such Purchased Asset as contemplated by this Section 2.9(b), then Seller shall reimburse Buyer for its reasonable cost of replacing such Purchased Asset. Notwithstanding anything herein to the contrary, the provisions of this Section 2.9 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 10.1.

Section 2.10 Tax Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Buyer shall provide Seller with written notice of its intent to withhold (other than (a) payroll withholding with respect to consideration payable to any current or former employee of Seller as compensation or (b) U.S. backup withholding) at least three (3) days prior to the Closing, and the parties shall use reasonable best efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and consummate the Transactions, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (except, in each case, as to any representations and warranties that specifically relate to another date, and then as of such date), except as set forth in the correspondingly numbered section of the disclosure schedule delivered by Seller to Buyer concurrently the execution and delivery of this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections contained in this Article III.

Section 3.1 Organization and Qualification of Seller

(a) Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as it is being conducted, to own or use its assets (including the Purchased Assets), and to perform all its obligations. Section 3.1(a) of the Seller Disclosure Schedule sets forth each jurisdiction in which the Seller is licensed or qualified to do business, and the Seller is qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b) True, correct and complete copies of Seller’s Organizational Documents, in each case as amended to date, have been delivered to Buyer.

(c) Bank is sole direct owner, beneficially and of record, of all of the equity or other ownership interests of the Seller, and Parent is the sole indirect owner, beneficially and of record, of all of the equity or other ownership interests of Seller, and no other Person has any right or option to acquire any interest in Seller or the Purchased Assets. The Seller does not own, directly or indirectly, or have any interest in, any shares, stock, partnership interest, joint venture interest, membership interest or other equity or ownership interest in any Person.

Section 3.2 Authority of Seller. Seller has full power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and any Transaction Document, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Seller, including the authorization of the Transactions by Bank and Parent. This Agreement and the Transaction Documents have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Transaction Document constitutes a legal, valid and binding obligation of Seller enforceable against Seller, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.3 No Conflicts.

(a) Except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement or the Transaction Documents and the consummation of the Transactions, do not and will not violate or conflict with any provision of the Organizational Documents of Seller.

(b) Except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement or the Transaction Documents and the consummation of the Transactions, do not and will not conflict with (i) any Law or Governmental Order, or (ii) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Encumbrance upon any Purchased Asset pursuant to the terms of, any Material Contract, Permit, indenture, agreement for borrowed money, instrument of Indebtedness, Encumbrance or other arrangement to which Seller is a party or by which Seller is bound or to which the Business or any of the Purchased Assets are subject.

(c) Except (i) any filing required to be made pursuant to the HSR Act and any other Antitrust Laws, and (ii) as disclosed in Section 3.3(c) of the Seller Disclosure Schedule, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to execute, deliver and perform their obligations under this Agreement or the Transaction Documents or to consummate the Transactions.

Section 3.4 Assets.

(a) Except as disclosed in Section 3.4(a) of the Seller Disclosure Schedule, Seller has good, valid and marketable title to, or holds or has the right to use pursuant to a good and valid and enforceable leasehold interest in, all Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Immediately following the Closing, after giving effect to the Transactions, Buyer will have a good, valid and marketable title to, or hold or have the right to use pursuant to a good and valid and enforceable leasehold interest in, all Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) The Purchased Assets constitute all of the assets, tangible and intangible, necessary to operate the Business as currently conducted and include all operating assets of the Seller, and the Purchased Assets will be adequate to enable the Buyer to continue to conduct the Business as it is presently being conducted.

(c) All material improvements and other Tangible Personal Property owned, licensed, leased or used by Seller or otherwise included in the Purchased Assets has been maintained in accordance with customary industry practice and, subject to ordinary wear and tear, are in good operating condition and repair in all material respects and free from any latent defects.

(d) None of Seller or any of its Affiliates has received any written notice or, to the Seller’s Knowledge, oral notice that any Major Client has cancelled or non-renewed, or intends to cancel or non-renew, any Insurance Products or Services.

(e) Set forth on Section 3.4(e) of the Seller Disclosure Schedule, are the top 20 co-brokers with whom the Seller engages in Retail Brokered Business.

(f) Since December 31, 2021, none of Seller, and none of Seller’s employees or independent contractors have, placed or serviced any Securities Business for any Client.

(g) Section 3.4(g) of the Seller Disclosure Schedule sets forth (i) each Major Carrier that is a Sub-Rated Carrier with which any in-force insurance policies are in place for any active Client accounts as of the date hereof, (ii) the amount of commission received by Seller from each Major Carrier that is also a Sub-Rated Carrier during the twelve (12) month period ended December 31, 2022 or six month period ended June 30, 2023.

(h) To the Seller’s Knowledge, no in force policy for any Client Account is in place with any Ineligible Carrier.

(i) Except as specified in Section 3.4(i) of the Seller Disclosure Schedule, no employee or consultant of Seller or any of its Affiliates has any ownership interest (vested or unvested) in any Client Account.

(j) Section 3.4(j) of the Seller Disclosure Schedule sets forth (i) each Captive Insurance Company, (ii) its jurisdiction of domicile, and (iii) the identity of each Captive Manager that manages each such Captive Insurance Company with which any in-force insurance policies are in place for any active Client accounts as of the date hereof, and with whom (iv) Seller has either (A) originated, placed, brokered insurance coverage with or through such Captive Manager, or (B) been compensated by such Captive Manager in any manner, and (v) whether and to what extent Seller has had any involvement in arranging collateral or security in connection with the placement of such insurance coverage or program.

Section 3.5 Financial Statements.

(a) Section 3.5(a) of the Seller Disclosure Schedule contains true, correct and complete copies of the unaudited financial statements of the Business, including balance sheets and income statements, as of and for the years ended December 31, 2021 and December 31, 2022 (the “Most Recent Fiscal Year End”) (such unaudited financial statements, the “Unaudited Financial Statements”) and its unaudited financial statements, including balance sheets and income statements, as of and for the seven (7) months ended July 31, 2023 (the “Latest Balance Sheet Date,” and the balance sheet as of the Latest Balance Sheet Date, the “Latest Balance Sheet”, and such unaudited financial statements, the “Interim Financial Statements” and the Unaudited Financial Statements and Interim Financial Statements are together referred to herein as the “Financial Statements”). The Financial Statements (including the related notes and scheduled thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements accurately and fairly present in all material respects the financial condition and operating results of the Business as of the dates, and for the periods, indicated therein, provided, however, that the Interim Financial Statements are subject to normal, recurring year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to be material in amount or nature, and lack footnote disclosures required by GAAP, none of which, if presented, would materially differ in amount and nature from those included in the Unaudited Financial Statements. The Financial Statements were derived from the books and records of the Business (which are in turn accurate and complete in all material respects).

(b) Revenue reflected on the Financial Statements: (i) represents all revenue for the Business which are operating in nature from the period to which such amounts relate; (ii) is consistent with and have been prepared from the books and records of the Business; (iii) does not include any revenue which is non-recurring in nature or which have not been generated in the ordinary course of business; (iv) represents bona fide, arm’s-length sales transactions; and (v) has been billed consistently across the periods presented with no changes in the discounts, rebates or other benefits offered to Clients.

(c) Operating expenses reflected on the Financial Statements: (i) represent all costs for the Business made during the periods presented; (ii) have been paid consistently throughout the periods presented with no material delays or changes in timing of payments; (iii) represent bona fide costs for the operation of the Business; (iv) capture all operating costs required to operate the Business in the ordinary course of business; and (iv) are paid on or before the due date for such expenses.

(d) Seller maintains, and has maintained, at all times since December 31, 2020, a system of internal controls sufficient for a business such as the Business and provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to (A) permit preparation of financial statements for the Business in conformity with GAAP and (B) to maintain accountability for assets, (iii) unauthorized acquisition, use or disposition of any of the assets used in the Business that would materially affect the Business or its financial statements are prevented and timely detected, (iv) that the amount recorded for assets on the books and records of the Business are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) that accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis, (vi) that all material information related to such controls are (and has been) reported or otherwise made known to the Seller’s chief executive officer and chief accounting officer, (vii) that all material information concerning the Business is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Seller’s management, including its chief executive officer and chief accounting officer, and (viii) that all information required to be reported or reflected in the Financial Statements is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Seller’s management, including its chief accounting officer, and made available to the Parent’s auditors. The Seller has delivered to the Buyer copies of all written policies, manuals and other documents promulgating such internal accounting controls.

(e) None of Seller has ever identified or been made aware of any fraud by any management or other employees who have a role in internal controls and, to Seller’s Knowledge, no such fraud has been alleged. Since December 31, 2020, to the Seller’s Knowledge, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Seller. The Seller has made available to Buyer a summary of all material complaints or concerns relating to other matters made since December 31, 2020 through the whistleblower hot-line or equivalent system of the Seller for receipt of employee concerns regarding possible violations of applicable Law.

(f) The Trust Cash as of the Latest Balance Sheet Date is set forth on Section 3.5(f) of the Seller Disclosure Schedule. All Trust Cash is held in accounts owned by Seller.

(g) The Seller has no obligations for borrowed money nor any other obligations evidenced by notes, bonds, debentures, mortgages or other instruments. As of the Closing, neither the Seller nor the Business will have any Indebtedness that is not included in Seller’s calculation of the Indebtedness in the Closing Estimated Statement.

(h) There is no Liability of the Business, except for Liabilities (i) reflected or reserved for in the Latest Balance Sheet, (ii) that have arisen since the Latest Balance Sheet in the Ordinary Course of Business or (iii) that have been incurred in connection with the execution of this Agreement or the consummation of the Transactions and, in each case, such Liability is or will be included in the final determination of Transaction Expenses.

Section 3.6 Accounts Receivable. All existing Accounts Receivable have arisen from, and all Accounts Receivable reflected in the Working Capital will have arisen from, bona fide transactions in the Ordinary Course of Business. None of the Seller nor any other Person has engaged in any efforts to accelerate the collection of the Accounts Receivables or any activity that reasonably could be expected to result in sales of a product or service with payment terms longer than terms customarily offered by the Business for such product or service.

Section 3.7 Absence of Certain Changes, Events or Conditions. Since the Most Recent Fiscal Year End, (x) neither Seller nor the Business has experienced or suffered and, to Seller’s Knowledge, there is no basis to believe Seller or the Business could reasonably expect to experience or suffer, any Material Adverse Effect and (y) except as set forth in Section 3.7(y) of the Seller Disclosure Schedule, the Business has been conducted in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as reflected on the Latest Balance Sheet or as set forth in Section 3.7 of the Seller Disclosure Schedule, since the Most Recent Fiscal Year End, with respect to Seller and the Business, there has been no:

(a) (i) termination, release or waiver of any rights or claims under any Material Contract (not including terminations of employment for cause), (ii) modification, amendment or renewal of any Material Contract or (iii) cancellation, modification or waiver of any Indebtedness or claims held in respect of Seller or the Business;

(b) change in any method of accounting or accounting practice, principles, methods or policy for Seller or the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) change, occurrence or development in the financial condition, properties, assets, liabilities, business, management or results of operations or any other change, occurrence or development, which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect;

(d) transfer, license, lease, mortgage, pledge, assignment, surrender, encumberment, divestiture, cancelation, abandonment, lapse, expiration, sale or other disposition of any of the Purchased Assets, each except for sales in the Ordinary Course of Business;

(e) (i) incurrence or assumption of any Indebtedness or guarantee of any Indebtedness, other than Indebtedness which will be discharged in full at or prior to Closing; (ii) entry into any letter of credit (whether or not drawn) as collateral credit support for the benefit of Seller or (iii) cancellation or forgiveness of any debts owed to Seller or the Business by any Affiliate or by any third party (except in the Ordinary Course of Business with respect to a third party) or claims or amendment, termination or waiver of any material rights constituting Purchased Assets;

(f) mortgage, pledge or imposition of any Encumbrance or security interest, other than Permitted Encumbrances, upon the Purchased Assets;

(g) change in any compensation arrangement or agreement (including granting any bonus) with any Employee, officer, director or equityholder, other than as provided for in any written agreements, or the adoption, amendment, modification, or termination of any Benefit Plan, or other plan, for the benefit of any of its directors, officers, and Employees, or materially amend or terminate any existing employee benefit plan or arrangement or enter into, amend or terminate any severance agreement, employment contract, retention, change in control, bonus or deferred compensation agreement or collective bargaining agreement;

(h) entry into or termination of any employment agreement with an Employee that provides for other than at-will employment or for any severance upon termination, written or oral, or material modification of the terms of any such existing agreement;

(i) payments, transfers, leases, sales, loans, advances or guarantees made by Seller or the Business to or for the benefit of any of Seller’s Affiliates, employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business and consistent with past practices;

(j) grant of any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Seller, except for (i) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, and (ii) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial to the Business than the indebtedness being replaced;

(k) failure to keep current and in full force and effect, or to apply for or renew, any material Permit;

(l) acquisition or disposition (whether by merger, consolidation, acquisition of equity rights or assets or otherwise), directly or indirectly, of any (i) any business, line of business or material assets of another Person or (ii) a substantial portion of the assets, business or line of business of Seller or the Business;

(m) change to the internal controls over financial reporting of Seller or the Business;

(n) incurrence of any capital expenditures that, individually or in the aggregate, are in excess of $100,000;

(o) termination of or material change to the terms of any Insurance Policy, other than renewals in the Ordinary Course of Business;

(p) (i) delay or postponement of any payment of any accounts payable or other payables or expenses or (ii) acceleration in the collection of accounts receivables or cash contributions of any type;

(q) commencement, compromise (or offer to compromise), waiver or settlement (or offer to settle) by Seller or any of its Affiliates of any Action relating to the Business or the Purchased Assets; or

(r) Contract or authorization by Seller or its management to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.8 Legal Actions; Government Orders. Except as set forth on Section 3.8 of the Seller Disclosure Schedule:

(a) there are no, and since December 31, 2018, have been no, Actions pending or, to the Seller’s Knowledge, threatened, against or by Seller or any of its officers or directors or, to the Seller’s Knowledge, any of its employees or agents, (i) relating to or affecting the Purchased Assets; (ii) that challenge or seek to prevent, enjoin or otherwise delay the Transactions, (iii) against or related to a Major Carrier or Major Client or (iii) that (A) seek equitable relief as a primary remedy, or (B) make allegations, which if true, would constitute criminal acts under the Laws of any Governmental Authority having jurisdiction over the operations of the Seller or the Purchased Assets or any of the directors, officers or other senior employees (but in the case of any such directors, officers or other senior employees, solely in their capacity as such) of the Seller;

(b) to the Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action;

(c) Seller is, and has been since December 31, 2018, in compliance with the terms of each Governmental Order; and

(d) to the Seller’s Knowledge, no event has occurred and no circumstances exist that may constitute or result in (with or without notice or lapse of time) a material violation of any Governmental Order.

Section 3.9 Compliance with Laws; Permits.

(a) Seller is, and has been since December 31, 2018, in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. The Business has not since the December 31, 2018 received or been the subject of any written, or to the Seller’s Knowledge, other notice with respect to a violation (or alleged violation) of any Law or Governmental Order from any Governmental Authority, qui tam relator or other third party, nor has any such notice, claim, assertion or other Action been filed or commenced against the Seller with respect to a material violation (or alleged material violation) of any applicable Law or Governmental Order by the Business.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are set forth in Section 3.9(b) of the Seller Disclosure Schedule. Such Permits are valid and in full force and effect and the Seller is in compliance in all material respects with all Permits. There are no Actions pending, or to the Seller’s Knowledge, threatened and, to Seller’s Knowledge, no event has occurred or circumstances exists, which would reasonably be expected to result in the revocation, suspension, modification, limitation or termination of, or any adverse change in the rights of the Business or Seller under such Permits.

(c) Except as set forth in Section 3.9(c) of the Seller Disclosure Schedule, Seller has filed (or has had filed on its behalf), and since December 31, 2018 has filed (or has had filed on its behalf), all material Contracts, reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority. All such Contracts, reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with applicable Law when filed, and no material deficiencies have been asserted by any Governmental Authority in writing with respect to such Contracts, reports, statements, documents, registrations, filings and submissions.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Seller Disclosure Schedule:

(a) Seller has filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns with respect to the Business or the Purchased Assets required to be filed by Seller and has paid or caused to be paid all Taxes due and owing by Seller with respect to the Business or the Purchased Assets (whether or not shown or required to be shown on any Tax Return). All Tax Returns filed by Seller with respect to the Business or the Purchased Assets were correct and complete in all material respects and were prepared in substantial compliance with applicable Law. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(b) There are no liens for Taxes (other than Taxes not yet due and payable and other than Taxes that are being contested in good faith through appropriate proceedings and for which an adequate reserve has been recorded on the Financial Statements in accordance with GAAP) upon any of the Purchased Assets.

(c) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party with respect to the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) There is no dispute or claim concerning any Tax liability of Seller with respect to the Business or the Purchased Assets either (A) claimed or raised by any Taxing Authority in writing, or (B) to the Seller’s Knowledge, pending. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Business or the Purchased Assets.

(e) No written claim has ever been made by a Taxing Authority in a jurisdiction where the Seller does not file a particular Tax Return or pay a particular type of Tax, in each case, with respect to the Business or the Purchased Assets, that the Seller is or may be subject to such type of Tax by, or required to file such Tax Return in, that jurisdiction.

(f) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(g) Seller is, and has been at all times since formation, properly classified for federal (and, where applicable, state and local) income Tax purposes as “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii).

Section 3.11 Material Contracts.

(a) Section 3.11(a) of the Seller Disclosure Schedule lists each of the following Contracts (together with all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto) (x) by which any of the Purchased Assets are bound or affected of (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, the “Material Contracts”):

(i) each Contract not otherwise listed in subsections (ii) to (xxi) of this Section 3.11(a) involving (x) obligations (contingent or otherwise) of, or payments by, the Seller in excess of $100,000 in any calendar year or (y) payments to the Seller in excess of $300,000 in any calendar year;

(ii) any written contract with any Major Client, Major Carrier, general agent, insurance broker, or other source for Seller to write any Insurance Products or Services;

(iii) all partnership, joint venture or other agreements relating to the development, support or marketing of any products or services of Seller, the Purchased Assets or the Business;

(iv) except for Contracts relating to trade receivables incurred in the Ordinary Course of Business, all Contracts relating to Indebtedness (including, without limitation, guarantees) or that otherwise place an Encumbrance on any Purchased Asset;

(v) all collective bargaining agreements with any labor union;

(vi) all written Contracts for the employment of any current officer, individual employee or other person on a full-time or consulting basis with required annual payments in excess of $200,000;

(vii) all Intellectual Property Licenses (other than (x) agreement and licenses for commonly available, non-customized third-party software licenses to Seller for internal use on a nonexclusive basis, (including pursuant to software as a service agreements) and (y) publicly available terms and conditions of use of websites);

(viii) all Contracts for the development of Intellectual Property on behalf of the Business;

(ix) all Contracts with any Governmental Authority;

(x) all Contracts between or among Seller, on the one hand, and any of the equityholders, directors or officers of Seller or any of such Person’s Related Parties, on the other hand;

(xi) all Contracts between Seller and any of its Affiliates;

(xii) all Contracts for the acquisition or disposition of any portion of the assets or business of the Business or Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition or disposition of the assets or business of any other entity, in each case, whether by merger, sale of stock, sales of assets or otherwise;

(xiii) all Contracts guaranteeing the performance of any other Person under any Contract, including, without limitation, any premium financing obligation on behalf of any Client;

(xiv) all Contracts whereby Seller is engaged in any risk-bearing or risk-sharing activities;

(xv) all Contracts that include any restrictions on the Seller’s ability to (A) compete in the Business, compete in any line of business or compete with any Person or in any geographic area or during any period of time or (B) solicit any Client Account, or transact any such business with any Client or perspective Client;

(xvi) all real property leases and agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) related to the Assumed Leases;

(xvii) each Contract providing for capital expenditures with outstanding unpaid obligations and commitments in excess of $100,000;

(xviii) each Contract that requires the Business or Seller to purchase its total or what amounts to substantially all its requirements of any product or service from a third party or otherwise deal exclusively with any Person or that contains “take or pay” provisions, so called “best in house” or “most favored nation” clauses, exclusivity arrangement, agreements to take back or exchange goods, consignment arrangement;

(xix) each Contract granting to any Person a right of first refusal or first offer, or similar preferential rights with respect to any property or assets of Seller, the Business or the Purchased Assets or the provision of any services or insurance products to, or through, Seller or the Business;

(xx) each commission sharing arrangement and sub-brokerage arrangement with a value in excess of $100,000 to which Seller is a party; and

(xxi) all powers of attorney with respect to the Business or any Purchased Assets.

(b) Each Material Contract is valid and binding on Seller, enforceable against Seller in accordance with its terms (except as may be limited by the Enforceability Exceptions), and is in full force and effect. Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, none of Seller, nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred or circumstance exists that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute an event of default or breach under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No party to any Material Contract has exercised any termination rights with respect thereto. Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, there are no disputes pending, or to the Seller’s Knowledge, threatened under any Material Contract. Seller has provided to Buyer true, correct and complete copies of each Material Contract, together with all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto.

(c) (i) Seller (including any relevant officers, directors or employees of Seller) has the necessary appointment to act as an agent or broker, insurance adjuster, insurance program administrator or managing general agent for each Carrier that issues an insurance Contract brokered, placed or sold by Seller, (ii) each such appointment is valid and binding in accordance with its terms on the parties thereto, (iii) neither Seller, nor to the Seller’s Knowledge, any Carrier has bound or committed to bind any insurance coverage for any liability, risk, cost, or expense, or in any amount of liability, risk, cost or expense, or upon any terms or conditions, which exceeds it binding authority. Neither Seller nor any of its Affiliates has received any written or, to the Seller’s Knowledge, oral notice that any such Carrier (a) has cancelled or not renewed, or intends to cancel or not renew, any such appointment, or (b) has terminated or otherwise materially adversely changed, or intends to terminate or otherwise materially adversely change, its business relationship with (including the commission rates paid to) the Business.

Section 3.12 Major Clients and Carriers and Relationships.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth the Major Clients. No Major Client has discontinued, materially reduced or otherwise adversely altered (including changing any material term of), or provided written notice of its intention to discontinue, materially reduce or otherwise adversely alter (including to change any material term of), its relationship with the Business. Since December 31, 2022, neither the Seller nor any of its Affiliates has received any compliant from a Major Client. To Seller’s Knowledge, there is no basis for any Major Client to discontinue its business relationship with the Business or materially reduce or adversely alter its business relationship with the Business.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth the Major Carriers. No Major Carrier has discontinued, materially reduced or otherwise adversely altered (including changing any material term of), or provided written notice of its intention to discontinue, materially reduce or otherwise adversely alter (including to change any material term of), its relationship with the Business. Since December 31, 2022, neither the Seller nor any of its Affiliates has received any compliant from a Major Carrier. To Seller’s Knowledge, there is no basis for any Major Carrier to discontinue its business relationship with the Business or materially reduce or adversely alter its business relationship with the Business.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Seller Disclosure Schedule is a true and complete list of all (i) Intellectual Property Registrations, specifying as to each, as applicable, the record owner; the jurisdiction by or in which it has been issued registered, or filed; the patent registration, or application serial number; the issue, registration and/or filing date; and the current status; and (ii) all material unregistered Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations that are or will become due within 60 days following the Closing Date have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise valid, subsisting, enforceable and in good standing. For the avoidance of doubt, the tradename “Eastern Insurance” is not owned by the Seller and is not an Intellectual Property Asset as defined herein.

(b) Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule, Seller is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property Assets, as applicable, in each case, free and clear of any Encumbrances, other than terms of Intellectual Property Licenses set forth on Section 3.11(a)(vii) of the Sellers Disclosure Schedules or terms of Contracts pertaining to Intellectual Property not required to be included on Section 3.11(a)(vii), terms of Contracts set forth on Section 3.11(a)(viii) of the Sellers Disclosure Schedules, and conditions of Permitted Encumbrances. To the Seller’s Knowledge, Seller has complied, and is now complying, with all Laws applicable to the Intellectual Property Assets and its ownership and use thereof.

(c) Except as set forth on Section 3.13(c) of the Seller Disclosure Schedule, there are no Actions (including any oppositions, interferences, re-examinations, cancellation, revocation, review or other proceeding) pending or, to the Seller’s Knowledge, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person in relation to the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Intellectual Property Assets or Seller’s rights in and to any Intellectual Property or Intellectual Property Licenses; or (iii) by Seller or any other Person alleging the infringement, misappropriation, dilution or violation by any Person of the Intellectual Property Assets or Intellectual Property Licenses. No Intellectual Property Assets or product, process or service owned by Seller or used by Seller in the conduct of the Business is subject to any outstanding decree, order (including any motion or petition therefor), judgment, settlement agreement, or similar obligation binding on Seller that restricts in any manner the use, transfer, or licensing thereof by Seller or that affects the validity, use, enforceability of the Intellectual Property Assets or Seller’s products, processes, or services.

(d) No material aspect of the operation of the Business has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property right of any other Person in any respect.

(e) To the Seller’s Knowledge, no Person has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property Asset.

(f) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Licenses are all of the Intellectual Property necessary to operate the Business as presently conducted. Other than with respect to Intellectual Property licensed to Buyer under the Transition Services Agreement, the consummation of the Transactions will not result in the loss or impairment of or obligation for payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(g) Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets and confidential information included in the Intellectual Property Assets or otherwise in the possession or control of the Business, including requiring all Persons having access thereto to execute written non-disclosure agreements. Sellers are not in breach of any duty of confidentiality owed by the Business to any third party.

(h) All material information technology and computer systems, including software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Business (collectively, “Seller IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use, including with respect to any remote working arrangements. The material Seller IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business, including with respect to any remote working arrangements. There has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the Seller IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the operation of the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the Seller IT Systems, including implementing and maintaining appropriate backup, disaster recovery and software and hardware support arrangements. The Seller IT Systems made available under the Transition Services Agreement constitute all of the information technology and computer systems, hardware, software, algorithms, and data necessary to operate the Business as currently conducted.

Section 3.14 Real Property.

(a) Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, Seller does not own, and has never owned, any Real Property (the “Owned Real Property”).

(b) Section 3.14(b) of the Seller Disclosure Schedule sets forth the address of each Real Property leased, subleased or licensed by Seller and used in, held for use in, or necessary for the conduct of the Business as currently conducted (the “Leased Real Property”). Seller has made available to Buyer a true and complete copy of each Assumed Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), and in the case of any oral Assumed Lease, a written summary of the material terms of such Assumed Lease. With respect to each Assumed Lease:

(i) Except as set forth on Section 3.14(b)(i) of the Seller Disclosure Schedule, such Assumed Lease is legal, valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property, to the Seller’s Knowledge, there are no disputes with respect to such Assumed Lease and Seller has a good marketable title to the Leased Real Property underlying such Assumed Lease;

(ii) except as set forth on Section 3.14(b)(ii) of the Seller Disclosure Schedule, Seller is not in material breach or default under such Assumed Lease, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or would permit the termination, modification or acceleration of rent under such Assumed Lease, and Seller has paid all rent due and payable on or prior to the date hereof under such Assumed Lease (but not rent that may become due and payable after the date hereof);

(iii) Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Person under any of the Assumed Leases and, to the Seller’s Knowledge, no other party is in default thereof, and no party to any Assumed Lease has exercised any termination rights with respect thereto;

(iv) no security deposit or portion thereof deposited with respect such Assumed Lease has been applied in respect of a breach or default under such Assumed Lease which has not been redeposited in full;

(v) Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to such Assumed Lease;

(vi) the other party to such Assumed Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

(vii) except as set forth on Section 3.14(b)(vii) of the Seller Disclosure Schedule, Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, and there are no Persons other than Seller occupying or holding valid rights to occupy such Leased Real Property;

(viii) Seller has not pledged, mortgaged or otherwise granted an Encumbrance (other than Permitted Encumbrances) on its leasehold interest in any Leased Real Property; and

(ix) no party to such Assumed Lease has threatened to cancel or not renew such Assumed Lease;

(x) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property to such Assumed Lease, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property to such Assumed Lease, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property to such Assumed Lease as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty; and

(xi) The Owned Real Property identified in Section 3.14(a) of the Seller Disclosure Schedule and the Leased Real Property identified in Section 3.14(b) of the Seller Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

Section 3.15 Environmental Matters. Except as set forth in Section 3.15 of the Seller Disclosure Schedule:

(a) Seller and the Business are currently and have at all times been in compliance with all applicable Environmental Laws in all material respects, including obtaining and complying with all permits, registrations, approvals, and licenses required by any Environmental Law.

(b) There are no Actions pending or, to the Seller’s Knowledge, threatened, nor has Seller received any written notice from any Person, asserting any actual, alleged or potential liability of the Seller or the Business under any Environmental Law or any actual or alleged non-compliance by Seller or the Business with any Environmental law.

(c) There has been no release of any Hazardous Materials at any location currently or formerly owned, leased, or operated by the Seller or the Business that has resulted in or would reasonably be expected to result in any investigatory or remedial obligations of the Seller or the Business under any Environmental Law.

(a) There are no Hazardous Materials at, on, under or migrating to or from any Real Property currently owned, leased or used by the Business that pose an unreasonable risk to the environment or the health or safety of Persons or that are in violation of Environmental Law.

(d) The Seller has not assumed by contract the Liabilities under Environmental Law of any other Person and the Seller is not currently conducting or paying for any Person to conduct any investigatory or remedial action pursuant to any Environmental Law.

Section 3.16 Employee Benefits.

(a) Section 3.16(a) of the Seller Disclosure Schedule contains a list of all material Benefit Plans. With respect to each material Benefit Plan, Seller has made available to Buyer, if applicable, a copy of (i) such plan document and all amendments thereto (or a written description of all material terms of the Benefit Plan, if not otherwise in writing), (ii) the three (3) most recent Forms 5500 filed with respect to such Benefit Plan and all attachments thereto (including audited financial statements) filed with the IRS, (iii) the current summary plan description (or other description of such Benefit Plan) and any summaries of material modifications thereto, (iv) all trust agreements, insurance contracts or other funding arrangements and amendments related to such Benefit Plan, (v) the most recent determination letter or pre-approved plan advisory or opinion letter, if any, issued by the IRS; (vi) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable); (vii) annual funding notices, audited financial statements and actuarial valuations and reports for the last three (3) completed plan years, and (viii) all material non-routine correspondence with any Governmental Authority in relation to any Benefit Plan in the past six (6) years.

(b) Each Benefit Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and complies in form and operation in all material respects with the applicable requirements of all applicable Law, including ERISA and the Code. No proceeding or claim with respect to any Benefit Plan (other than routine claims for benefits) is pending or, to the Seller’s Knowledge, is threatened, and there is no fact or circumstance that could reasonably be expected to give rise to any proceeding or claim.

(c) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or with respect to a preapproved plan, can rely on an opinion or advisory letter from the IRS, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Benefit Plan or related trust or result in any material liability to the Seller in respect of such Benefit Plan.

(d) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been filed or distributed in material compliance with the applicable requirements of ERISA and the Code with respect to each such Benefit Plan. Seller has not engaged in any transaction with respect to any Benefit Plan that would be reasonably likely to subject the Buyer to any material Tax or penalty imposed by ERISA, the Code or other applicable Law. All contributions, distributions, reimbursements and premium payments with respect to a Benefit Plan and any statutory plan maintained by a Governmental Authority that are due by Seller or any of its Subsidiaries have in all material respects been timely made for any period ending on or before the Closing Date, and any such amounts that are not yet due, have been properly accrued in accordance with the past custom and practice of the Seller.

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedule, neither Seller nor any of its ERISA Affiliates has maintained or contributed to, or has, or is reasonably expected to have, any direct or indirect liability under or with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA, any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer” plan as defined in Section 3(37) of ERISA, any plan that two or more contributing sponsors at least two of which are not under common control within the meaning of Section 4063 of ERISA, (iii) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) any “multiple employer plan” as described in Section 413(c) of the Code; or (v) any voluntary employee benefit association (as defined in Section 501(a)(9) of the Code). Neither Seller nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA. No Liability (contingent or otherwise) under Title IV of ERISA or Section 412 or 430 of the Code has been or, to Seller’s Knowledge, will be, or would be incurred by Seller or any of its ERISA Affiliates, or to the Seller’s Knowledge will be, or would be incurred in connection with the Transaction, including by reason of any withdrawal from, or termination, of a pension plan, which is or would become a Liability (contingent or otherwise) of the Buyer or Buyer’s Affiliates.

(f) Seller has not and, to the knowledge of Seller, none of its directors, officers, employees, agents, plan fiduciaries, plan trustees or plan administrators of any Benefit Plan or trust created under any Benefit Plan have, engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that would reasonably be expected to result in material liability to Seller. To Seller’s Knowledge, no fiduciary has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Benefit Plan.

(g) Seller and any applicable Benefit Plan have at all times complied in all material respects with all provisions of the Patient Protection and Affordable Care Act, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations), and the payment of the applicable penalty, and the applicable employer information reporting provisions under Section 6055 of the Code and Section 6056 of the Code and related regulations. Seller is not reasonably expected to incur or be subject to, any material Tax, penalty or other liability that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended. The requirements of COBRA have been met in all material respects with respect to each Benefit Plan (including each employee benefit plan that is an employee welfare benefit plan maintained by an ERISA Affiliate) that is subject to COBRA. Seller has no liability or obligation to provide life, medical or other welfare benefits to former or retired current or former officer, director, manager, Employee or independent contractor, other than as required by COBRA or any similar state Law for which such Person pays the full cost of such benefits or as required by applicable Law.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been established, administered, operated and maintained in all material respects in compliance with its terms and operational and documentary compliance with Section 409A of the Code and applicable regulations guidance thereunder, and no amount under any such Benefit Plan is, has been or is reasonably expected to be subject to any Tax under Section 409A of the Code.

(i) Neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby (either alone or together with any other event) will, (A) except as expressly contemplated herein, entitle any current or former employee, officer, director, consultant or independent contractor of Seller to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (B) except as expressly contemplated herein, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under; and further neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby (whether alone or together with any other event) will increase the amount payable or trigger any other obligation under, any Benefit Plan, (C) result in any forgiveness of indebtedness with respect to any current or former Employee, officer, manager, director or independent contractor of the Seller, or (D) result in the payment of any amount that would be subject to Section 4999 of the Code or not be deductible under Section 280G of the Code. Seller does not have any obligation to “gross-up”, compensate, reimbursement, “make-whole”, or otherwise indemnify any individual for the imposition any Taxes under Section 409A or 4999 of the Code.

(j) Seller does not maintain or contribute to, nor would reasonably be expected to otherwise incur any liability with respect to, any Benefit Plan subject to laws other than those of the United States.

Section 3.17 Employment Matters.

(a) Section 3.17(a) of the Seller Disclosure Schedule contains a complete and accurate list of all of the Employees, which list is current as of August 31, 2023, describing for each such Employee: (i) the position held; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) work location (city and state); (v) whether paid on a salary, hourly or commission basis; (vi) regular hourly wage, annual salary or commission rate, as applicable; (vii) full or part time; (viii) bonus and commission potential; (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (x) accrued, unused PTO or vacation balance; (xi) the total amount of bonus, severance and other amounts to be paid to such Employee at the Closing or otherwise in connection with the transactions contemplated hereby; and (xii) the employer. Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, the Employees are at-will and no Employee is subject to any contract, expressed or implied, written or oral, with the Seller, other than restrictive covenant/non-disclosure agreements. The employment of all Employees is terminable at will (without the imposition of penalties or damages) by Seller, and the Seller does not have severance obligations as to any Employee (except as described herein in connection with the Closing or otherwise in connection with the transactions contemplated hereby).

(b) Section 3.17(b) of the Seller Disclosure Schedule contains a complete and accurate list of all the independent contractors, consultants, temporary employees, leased employees or any other servants or agents performing services with respect to the operation of Seller and classified by the Seller as other than an employee or compensated other than through wages paid by the Seller through its payroll department and reported on a Form W-2 (“Contingent Workers”), which list is current as of the date herein and includes any Contingent Worker who has performed services for the Seller during the twelve (12) month period immediately preceding such date and which resulted in payments by the Seller to such Contingent Worker in excess of $50,000, and provides for each such Contingent Worker: (i) start date of services, (ii) scope of work, (iii) duration of engagement, and (iv) fee or compensation arrangements.

(c) There is no, and during the past three (3) years there has been no, material labor dispute, labor strike, work stoppage, slowdown, material concerted interference with normal operations, picketing of any nature or lockout pending or, to the Seller’s Knowledge, threatened, against or affecting the Seller. Seller is not a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, and the Seller has no duty to bargain with any labor union or labor organization. To the Seller’s Knowledge, there are no organizational campaigns in progress with respect to any of the Employees or Contingent Workers and there are no proceeding pending or, to Seller’s Knowledge threatened, asserting that Seller has committed an unfair labor practice (within the meaning of the National Labor Relations Act).

(d) Except as set forth in Section 3.17(d) of the Seller Disclosure Schedule: (i) the Seller is in material compliance with all applicable Laws respecting labor, employment, human rights, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt or non-exempt for purposes of the Fair Labor Standards Act and analogous Laws, classification as independent contractors or employees, and wages and hours; (ii) the Seller is not delinquent in any payments to any Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or Contingent Workers; (iii) there are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or, to Seller’s Knowledge, threatened against the Seller in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Seller are currently being audited or investigated, or to Seller’s Knowledge, subject to imminent audit or investigation by any Governmental Authority; (v) the Seller is not, and within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; and (vi) the Seller is in material compliance with the requirements of the Immigration Reform Control Act of 1986.

(e) Except as set forth on Section 3.17(e) of the Seller Disclosure Schedule, the Seller has not, within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification (WARN) Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Seller or one or more facilities or operating units within any site of employment or facility of the Seller, and, during the ninety (90) day period preceding the date hereof, no Employee has suffered an “employment loss,” as defined in the WARN Act or any similar state, local or foreign Law or regulation, with respect to the Seller. Section 3.17(e) of the Seller Disclosure Schedule sets forth for each Employee who has suffered such an “employment loss” during the ninety (90) day period preceding the date hereof: (i) the name of such employee, and (i) the date of the “employment loss.”

(f) Within the last three (3) years: (i) no Employee or Contingent Worker has filed any charge of discrimination or harassment (including, without limitation, sexual harassment) against the Seller or against any Employee who is an executive officer of the Seller or who is employed at the level of Vice President or above; and (ii) the Seller has not entered into any settlement agreements related to allegations of discrimination or harassment (including, without limitation, sexual harassment) made by an Employee or Contingent Worker. To the Seller’s Knowledge, there is no, and during the last three (3) years there has been no consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of the Seller on the one hand, and any current or former Employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of the Seller on the one hand, and any current or former Employee or Contingent Worker within the same reporting structure on the other hand.

(g) To Seller’s Knowledge, there have been no workplace accidents, injuries, or exposures (including without limitation viral exposure, and including without limitation COVID-19) in the last twelve (12) months involving any Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits, or a violation of the Occupational Health and Safety Act (OSHA) or state or local equivalent.

(h) Except as set forth on Section 3.17(g) of the Seller Disclosure Schedule: (i) no Employee is on a visa sponsored by the Seller which visa will require continued sponsorship; and (ii) the Seller has not, within the past three (3) years, received a “no match” letter from the Social Security Administration concerning any current or former Employee that was determined to result from false documentation or fraud; and (iii) the Seller has not, within the past three (3) years, received any notice from the Internal Revenue Service of a mismatch between a name of an Employee and a social security number provided on a Form 1095-C that was determined to result from false documentation or fraud. Within the past three (3) years, a USCIS Form I-9 has been properly prepared and retained for each Employee as required by Law. To Seller’s Knowledge, no such Form I-9 was improperly prepared and no false documentation was provided in connection with satisfying the requirements of such Form I-9.

(i) To the Seller’s Knowledge, none of the executive officers or management employees of the Seller has indicated to the Seller an intention to resign or retire as a result of the transactions contemplated by this Agreement.

(j) The Seller has provided Buyer with complete and correct copies of (i) all existing policies regarding severance, vacation, leaves of absence, and retirement benefits, (ii) all trade secret, non-compete, non-disclosure and invention assignment agreements for current Employees, and (iii) all manuals and handbooks applicable to any current Employee.

Section 3.18 Underwriting Risk. Seller does not own or have any investment or interest (other than customary commission or profit sharing arrangements) in, any Captive Insurance Company, Carrier or underwriter. Seller is not a party to any Contract which would require Seller to assume any underwriting risk. Section 3.18 of the Seller Disclosure Schedule identifies each Major Carrier for which Seller exercises any underwriting authority, with, inter alia, the ability to bind coverage for an insured. A copy of each Contract pursuant to which such underwriting authority has been extended has been made available to Buyer. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, Seller has not (a) engaged in any risk bearing or risk sharing activities, in any capacity, including as a party to any contract whereby Seller agrees (i) to return any portion of its commissions or fees already received to any Carrier based upon the loss ratios generated by any insurance program that the Seller administers for such Carrier, (ii) to participate in any underwriting gains or losses and/or (iii) to otherwise bear any portion of the total insurance risk placed through any insurance program administered by Seller for any Carrier; or (b) placed or provided any securities products or services for any customers. With respect to each Carrier listed on Section 3.18 of the Seller Disclosure Schedule, Seller is in material compliance with all underwriting guidelines and has not materially exceeded its underwriting authority to such extent that would give any such Carrier a right to claim a material breach.

Section 3.19 Fiduciary and Third-Party Funds.

(a) The Trust Cash held by Seller in a fiduciary capacity to meet the obligations of the Business is held exclusively by the Seller (and not any of its Affiliates) and is at least equal to the amounts required to be held in a fiduciary capacity pursuant to premium trust and other applicable Laws or pursuant to any Contracts. The Business has since December 31, 2018 been conducted in accordance with fiduciary obligations applicable to insurance producers under all applicable Laws, and Seller is in compliance in all respects with premium trust fund Laws in all jurisdictions in which it operates. All assets held by the Seller on behalf of any Client, Carrier or other third party are currently and, since December 31, 2018 have been, held, administered and disbursed by the Seller in accordance with the terms of applicable Contracts with such third parties and all applicable Laws. The Seller has remitted to the appropriate carrier(s) net of commissions all amounts collected from any insured or customer, directly or through any sub-producer, to the extent due to the carriers.

(b) Seller does not hold assets on behalf of third parties with respect to which it has check writing or electronic funds transfer authority.

Section 3.20 Certain Regulatory Matters.

(a) As the Business is currently conducted, Seller is not required to be registered as (i) an “investment company as such term is defined in the Investment Company Act of 1940, as amended, (ii) an investment adviser under the Investment Advisers Act of 1940 or (iii) a broker-dealer under the Securities Exchange Act of 1934.

(b) To the Seller’s Knowledge, all material policy, contract forms and rates relating to the insurance policies produced by the Seller have, to the extent required by applicable Law, been approved by the relevant Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for such objection and thereafter have been administered in accordance with applicable Law in all material respects. The Seller has disclosed, to the extent required by applicable Law, to each of its customers and Clients the nature and extent of the compensation (including contingent revenues) received by the Business, directly or indirectly, from any Captive Insurance Company, Carriers, insurance intermediaries and premium finance companies in respect of any Insurance Business transacted by the Seller, except where failure to so disclose would not be material to the Seller.

(c) Except as set forth on Section 3.20(c) of the Seller Disclosure Schedule, (i) each producer and sub-producer, since December 31, 2018, at the time such Person solicited, marketed, negotiated, placed, wrote, sold, produced, administered or otherwise transacted (“Transacted”) business was duly and appropriately licensed, authorized and appointed, in each case to the extent required by applicable Law and in the particular jurisdiction in which such producer or sub-producer Transacted such business, for the type of business solicited, negotiated, placed, written, sold or produced or any recommendation made by such producer or sub-producer on behalf of the Seller; (ii) no producer or sub-producer has violated in any material respect any term of any applicable Law relating to the solicitation negotiation, placement, writing, sale or production of products for the Seller, including with respect to material omissions or representations, conflicts of interest, churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictious bids or quotes; and (iii) no producer or sub-producer has been subject to any Governmental Order on account of any material violation of any applicable Law in connection with such Person’s actions in his, her or its capacity as a producer or sub-producer for the Seller or any enforcement or disciplinary proceeding alleging any such violation. Section 3.20(c) of the Seller Disclosure Schedule sets forth each Employee authorized or permitted to act as an insurance agent or broker on behalf of the Business. All compensation paid to each such producer or sub-producer was in all material respects paid in accordance with applicable Laws. There are no disciplinary proceedings or investigations by any Governmental Authority pending or, to the Seller’s Knowledge, threatened against any of the producers or Employees with respect to any licenses or registrations held by them. To Seller’s Knowledge, there has been no occurrence or set of circumstances that may give rise to any disciplinary proceeding or investigation of the nature described in the proceeding sentence.

(d) To the Seller’s Knowledge, no Employee is a party to or bound by any agreement which prevents it from doing business on behalf of such entity with any Carrier. To the Seller’s Knowledge, no Employee is bound, or committed to bind, any insurance coverage in connection with any policy which exceeds his or her binding authority in respect thereof.

(e) Except as set forth on Section 3.20(e) of the Seller Disclosure Schedule, the Seller solely owns all expirations and renewal rights with respect to Contracts with Major Carriers and Major Clients, including (i) the right to service, continue and renew, and collect all commissions and other amounts, including contingent revenues, (ii) the right to produce insurance policies with respect to any current, former and prospective customer, subject to the rights of such customers to choose whether to do business with the Business, (iii) customer lists (whether former, current or prospective) owned or used by the Business in the conduct of the Business and the following information relating to each of the customers: (A) the customer name, address and contact information, (B) the insurance products purchased through the Business, (C) the purchasing preferences of such customers and (D) strategies for placing insurance with such customers.

(f) The Seller has taken industry standard actions as reasonably necessary to protect and maintain in all material respects the confidentiality of the terms of the Contracts with Carriers and Clients and all confidential information relating to the Business, and to prevent the unauthorized use thereof by any Person.

(g) As of the date hereof, there are no outstanding (i) material disputes with any Carrier or Client concerning material amounts of commissions or other compensation, (ii) to the Seller’s Knowledge, material errors and omissions claims against any of the Seller or (iii) material amounts owed by any Carrier or Client to the Seller.

(h) Seller has complied in all material respects with all applicable Laws relating to (i) price fixing, “bid rigging,” “steering” and other anticompetitive activities, (ii) unlawful rebating and inducements, excess fees and charges, sharing commissions with, or otherwise “aiding and abetting”, an unlicensed producer (including through the payment of excessive or improperly contingent referral fees), and other unfair insurance trade practices, (iii) the segregation of and accounting for premium trust funds and all regulatory and other requirements of any Governmental Authority relating to trust accounts and insurance premium liability, (iv) market conduct recommendations resulting from market conduct audits, examinations or investigations by any Governmental Authority and (v) unclaimed property, escheatment and similar applicable Law. To the Seller’s Knowledge, no Action or customer complaint has been filed with any Governmental Authority that would reasonably be expected to lead to the revocation, failure to renew, limitation, suspension, restriction, or impairment of any material Permits.

(i) Except as set forth on Section 3.20(i) of the Seller Disclosure Schedule, the Company does not share with third parties the contingent bonuses or commissions or profit sharing compensation paid to the Company by Carriers.

Section 3.21 Anti-Corruption and Anti-Bribery Laws; Anti-Money Laundering and Sanctions.

(a) Neither of the Seller nor, to the Seller’s Knowledge, its directors, officers, employees or any other Persons acting on its behalf has, directly or indirectly, in connection with the Business:

(i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Governmental Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of any official acts of a routine nature or (E) otherwise securing improper advantage;

(ii) Paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; or

(iii) Made, offered or promised to make any unlawful fund of corporate monies or other properties;

(iv) Created or caused the creation of any materially false or inaccurate books and records of the Business related to any of the foregoing; or

(v) Otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. § § 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.

(b) The operations of the Seller and the Business are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the appliable anti-money laundering Laws of jurisdictions where the Seller conducts its businesses, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and no Action by or before any court, arbitrator or Governmental Authority involving the Seller or the Business with respect to Anti-Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

(c) Neither the Seller, nor to Seller’s Knowledge, any of Seller’s directors, officers, employees or other Persons acting for or on behalf of Seller (i) is a Person that is currently the subject of or target of economic sanctions administered by the U.S. government (including OFAC or the U.S. Department of Commerce), His Majesty’s Treasury, the European Union, or the United Nations Security Council, nor are any of the foregoing designated as a Specifically Designated National or Blocked Person by OFAC, (ii) is engaged in any dealings or transactions with a Person described in clause (i) or (iii) is engaged in activities that violate applicable sanctions or other similar Laws.

(d) No investigation or review by any Governmental Authority with respect to Seller or any of Seller’s directors, officers, employees, or other Persons acting for or on behalf of the Seller, in each case, in respect to the Business, is pending or, to the Seller’s Knowledge, threatened with respect or relating to the Anti-Money Laundering Laws, anti-corruption or anti-bribery Laws or sanctions or other similar Laws. Seller has not received any notice or communication of any currently existing noncompliance of the Business in any material respect with any applicable Anti-Money Laundering Laws, anti-corruption or anti-bribery Laws or sanctions or other similar Laws that has not been cured as of the date of this Agreement.

Section 3.22 Insurance. Section 3.22 of the Seller Disclosure Schedule sets forth a true and complete list of all current policies or programs of insurance (including any program of self-insurance) maintained by or on behalf of Seller providing coverage with respect to Seller, the Business or the Purchased Assets or employees, officers or directors of the Seller or the Business(collectively, the “Insurance Policies”), including for each Insurance Policy the identity of the policyholder, the name of the insurer, the policy number and policy period, deductible/self-insured retention, limits and whether the coverage is written on claims made, occurrence or other basis. Seller has provided true, correct and complete copies of the Insurance Policies to Buyer. All premiums relating to the Insurance Policies have been timely paid and shall have been paid through the Closing Date. There are no claims related to Seller, the Business or the Purchased Assets or employees, officers or directors of the Seller or the Business pending or otherwise made since December 31, 2020, under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Section 3.22 of the Seller Disclosure Schedule sets forth a true and complete list of all open claims or claims closed since December 31, 2018 under or in respect of the Insurance Policies and the following information relating thereto: name of claimant/customer; amount claimed; location of claim; date of alleged incident; date reported to insurer; description of claim; underlying coverage of claimant involved, including carrier identification; expense reserve; indemnity reserve; amount of loss and expense paid to date; and in the case of closed matters, amount paid in judgment or settlement. As of the date hereof, Seller and its Affiliates have not received any written notice of cancellation, reduction in coverage, non-renewal or termination with respect to any Insurance Policy. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms and (b) have not been subject to any lapse in coverage. Seller is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for material compliance with all applicable Laws and Material Contracts.

Section 3.23 Transactions with Affiliates.

Except as set forth in Section 3.23 of the Seller Disclosure Schedule none of any of Seller’s Affiliates nor any Related Party: (a) is a party to any Contract with the Seller or that relates to the Business, (b) has any interest (whether an ownership, investment or other financial interest or otherwise), directly or indirectly, in or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Seller; (c) owns or otherwise has any rights in or to, directly or indirectly, in whole or in part, any interest in Intellectual Property Assets or other assets (tangible or intangible) used in the Business; (d) has borrowed money from or has any loan outstanding to or cause of action or other claim whatsoever against Seller; (e) provides any services or other benefits to the Seller or the Business; or (f) has made, on behalf of the Business, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Seller or relative of any of the foregoing, is a partner or equityholder.

Section 3.24 Brokers. Except as set forth on Section 3.24 of the Seller Disclosure Schedule (which fee shall be the sole responsibility of Seller), no broker, finder, investment banker or other Person has acted directly or indirectly for Seller or the Business in connection with this Agreement or the Transactions or is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

Section 3.25 Privacy and Data Security

(a) Seller is and has been in compliance, in each case in all material respects, with all Privacy Obligations. The Transaction will not, as of the Closing, violate in any material respect the Privacy Obligations of the Seller. Seller has posted or made available privacy notices or privacy policies that materially comply with all Privacy Obligations and that accurately provide notice of the Business’s practices concerning the Processing of Personal Information. Seller has materially complied and is in material compliance with all such privacy notices and privacy policies.

(b) Seller has obtained all Privacy Consents to the extent required under the Privacy Obligations for all Processing of Personal Information performed by or on behalf of the Seller or the Business and the Seller holds records evidencing any such Privacy Consents. The Seller has a valid and legal right (whether contractually, by Law, or otherwise) to Process all Personal Information that it Processes for the purpose such Personal Information was collected, used, or disclosed in connection with the Seller’s operation of its Business.

(c) Seller maintains and has maintained a written information security program that is comprised of (i) internal processes, policies, and safeguards necessary to comply with Privacy Obligations and (ii) reasonable and appropriate organizational, physical, administrative and technical safeguards and controls designed to protect the security, confidentiality, integrity and availability of Personal Information Processed in the Business against loss, theft, unauthorized access or acquisition, unauthorized modification, unauthorized disclosure, corruption or other misuse. Such safeguards and controls are reasonably consistent with (A) accepted practices within the industry in which the Business operates and (B) all Privacy Obligations.

(d) Seller has executed a current, legal, valid and binding agreement with each third party that Processes Personal Information for or on behalf of the Business that satisfies in all material respects the requirements of all Privacy Obligations.

(e) Seller has not (i) to Seller’s Knowledge, been under investigation by any Governmental Authority for any actual or alleged violation of any Privacy Obligation, (ii) received any notices from any Governmental Authority relating to any actual or alleged violation of any Privacy Obligation, (iii) received any complaints or notices or other communications from any Person alleging a material violation of any Privacy Obligation; or (iv) been the subject of any past, current, or, to Seller’s Knowledge, pending action, lawsuit, or other proceeding alleging a violation any Privacy Obligation or concerning Seller’s Processing of Personal Information.

(f) Except as set forth in Section 3.25(f) of the Seller Disclosure Schedule, Seller has not experienced any Security Breach nor, to Seller’s Knowledge, has any contractor or agent of Seller experienced a Security Breach that materially impacted Sensitive Data Processed on behalf Seller. Seller has not been notified in writing or been required by any Privacy Obligation or Governmental Authority to notify in writing any Person of any Security Breach. To the extent applicable, Seller and, to Seller’s Knowledge, each of its contractors or agents that Processes Sensitive Data on Seller’s behalf, has reasonably addressed and remediated each such Security Breach in accordance with all Privacy Obligations.

(g) To the extent Seller has obligations under the PCI DSS, Seller: (i) is and has been in compliance in all material respects with the PCI DSS and the related card brand rules and requirements in any contracts between Seller and its payment processor or acquiring bank; (ii) has completed all required Reports on Compliance and/or Self-Assessment questionnaires, as such terms are defined under PCI DSS; and (iii) has undertaken all required scans and assessments of Seller’s cardholder data environment and successfully remediated all identified material vulnerabilities.

Section 3.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Schedule), the Transaction Documents or any certificate or other instrument delivered hereunder or thereunder, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives (including the Confidential Information Memorandum distributed by Piper Sandler Companies, any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Section 3.27 Acknowledgment by Seller; Disclaimers.

(a) Seller acknowledges that neither Buyer, nor any other Person acting on behalf of Buyer or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or its respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement.

(b) The representations and warranties of Buyer specifically set forth in Article VI of this Agreement constitute the sole and exclusive representations and warranties to Seller in connection with the Transactions, and Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities or prospects of Buyer), are specifically disclaimed by Buyer and its Affiliates. Seller acknowledges that it did not rely on any representation or warranty not contained in this Agreement when making its decision to enter into this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANK

As a material inducement to Buyer to enter into this Agreement and consummate the Transactions, Bank represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (except, in each case, as to any representations and warranties that specifically relate to another date, and then as of such date).

Section 4.1 Organization and Authority. Bank is a Massachusetts-chartered bank duly formed, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has the full power and authority to conduct its business as it being conducted, to own, operate or lease its properties and assets and to perform its obligations. Bank is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such qualification or licensing necessary.

Section 4.2 Authority of Bank. Bank has full power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Bank of this Agreement and any Transaction Document, the performance by Bank of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Bank, including the authorization of the Transactions by Parent. This Agreement and the Transaction Documents have been duly executed and delivered by Bank, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Transaction Document constitutes a legal, valid and binding obligation of Bank enforceable against Bank, in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 4.3 No Conflicts. The execution, delivery and performance by Bank of this Agreement and the Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under any provision of the certificate of incorporation, bylaws or other organizational documents of Bank; (b) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Bank; (c) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any Purchased Asset or (d) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Bank is a party or by which Bank, the Business or any Purchased Asset is bound or subject. Except for (i) any filings required to be made pursuant to the HSR Act and any other Antitrust Laws and (ii) as disclosed in Section 3.3(c) of the Seller Disclosure Schedule, Bank is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to execute, deliver and perform their obligations under this Agreement or the Transaction Documents or to consummate the Transactions.

Section 4.4 Legal Actions; Governmental Orders. There are no Actions pending or, to Bank’s knowledge, threatened, against Bank, nor is Bank subject to any judgment, Governmental Order or decree of any court or Governmental Authority (a) that would seek to prevent, delay, burden or impair the consummation of any of the Transactions; or (b) the outcome of which, in the reasonable judgment of Bank is likely (individually or in the aggregate) to materially affect the ability of Bank to close, or otherwise delay, burden or impair the consummation of, the Transactions.

Section 4.5 Acknowledgment by Bank; Disclaimers.

(a) Bank acknowledges that neither Buyer, nor any other Person acting on behalf of Buyer or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or its respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement.

(b) The representations and warranties of Buyer specifically set forth in Article VI of this Agreement constitute the sole and exclusive representations and warranties to Bank in connection with the Transactions, and Bank understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities or prospects of Buyer), are specifically disclaimed by Buyer and its Affiliates. Bank acknowledges that it did not rely on any representation or warranty not contained in this Agreement when making its decision to enter into this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

As a material inducement to Buyer to enter into this Agreement and consummate the Transactions, Parent represents and warrants to Buyer that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date (except, in each case, as to any representations and warranties that specifically relate to another date, and then as of such date).

Section 5.1 Organization and Authority. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has the full power and authority to conduct its business as it is being conducted, to own, operate or lease its properties and assets and to perform its obligations. Parent is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which properties owned or leased by it or the operation of its business as currently conducted requires such qualification or licensing.

Section 5.2 Authority of Parent. Parent has full power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parent of this Agreement and any Transaction Document, the performance by Parent of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Parent. This

Agreement and the Transaction Documents have been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Transaction Document constitutes a legal, valid and binding obligation of Parent enforceable against Parent, in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 5.3 No Conflicts. The execution, delivery and performance by Parent of this Agreement and the Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under any provision of the certificate of incorporation, bylaws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Parent; (c) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any Purchased Asset or (d) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Parent is a party or by which Parent, the Business or any Purchased Asset is bound or subject. Except for (i) any filings required to be made pursuant to the HSR Act and any other Antitrust Laws and (ii) as disclosed in Section 3.3(c) of the Seller Disclosure Schedule, Parent is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to execute, deliver and perform their obligations under this Agreement or the Transaction Documents or to consummate the Transactions.

Section 5.4 Legal Actions; Governmental Orders. There are no Actions pending or, to Parent’s knowledge, threatened, against Parent, nor is Parent subject to any judgment, Governmental Order or decree of any court or Governmental Authority (a) that would seek to prevent, delay, burden or impair the consummation of any of the Transactions; or (b) the outcome of which, in the reasonable judgment of Parent is likely (individually or in the aggregate) to materially affect the ability of Bank to close, or otherwise delay, burden or impair the consummation of, the Transactions.

Section 5.5 Acknowledgment by Parent; Disclaimers.

(a) Parent acknowledges that neither Buyer, nor any other Person acting on behalf of Buyer or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or its respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement.

(b) The representations and warranties of Buyer specifically set forth in Article VI of this Agreement constitute the sole and exclusive representations and warranties to Parent in connection with the Transactions, and Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities or prospects of Buyer), are specifically disclaimed by Buyer and its Affiliates. Parent acknowledges that it did not rely on any representation or warranty not contained in this Agreement when making its decision to enter into this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date hereof and as of the Closing Date (except as to any representations and warranties that specifically relate to another date, and then as of such date).

Section 6.1 Organization and Authority. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the full corporate power and authority to conduct its business as it is being conducted, to own, operate or lease its properties and assets and to perform its obligations. Buyer is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which properties owned or leased by it or the operation of its business as currently conducted requires such qualification or licensing.

Section 6.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller, Bank and Parent) this Agreement and each Transaction Document constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 6.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Buyer is a party or by which Buyer is bound which would have a material adverse effect. Except for (i) any filings required to be made pursuant to the HSR Act and any other Antitrust Laws and (ii) the filing of any required applications, filings or notices listed on Section 3.3(c) of the Seller Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to execute, deliver and perform their obligations under this Agreement or the Transaction Documents or to consummate and the Transactions.

Section 6.4 Legal Actions; Governmental Orders. There are no Actions pending or, to Buyer’s knowledge, threatened, against Buyer, nor is Buyer subject to any judgment, Governmental Order or decree of any court or Governmental Authority (a) that would seek to prevent, delay, burden or impair any of the Transactions; (b) the outcome of which, in the reasonable judgment of Buyer is likely (individually or in the aggregate) to materially affect the ability of Buyer to close, or otherwise delay, burden or impair the consummation of, the Transactions.

Section 6.5 Acknowledgment by Buyer; Disclaimers.

(a) Buyer acknowledges that it has conducted an independent investigation and verification of the financial condition, operations, assets, Liabilities and properties of Seller and any projections or other business plan information of the Seller, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and the representations and warranties of Seller, Bank and Parent expressly and specifically set forth in this Agreement, the Transaction Documents or any certificate or other instrument delivered hereunder or thereunder, including the Seller Disclosure Schedule. Buyer further acknowledges that, except as set forth herein, in the Transaction Documents or any certificate or other instrument delivered hereunder or thereunder, no promise or inducement for this Agreement was offered by Seller, Bank and Parent or any of its respective representatives or relied upon by Buyer. With respect to all materials that are described as having been made available or delivered to Buyer, such materials shall be deemed to have been delivered or made available to Buyer if Buyer or any of its representatives or agents have been granted access to such materials in the electronic data room exchange identified as “Project Faith” hosted by Intralinks (the “Data Room”).

(b) Buyer acknowledges that neither Seller, nor any other Person acting on behalf of Seller or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or its respective businesses or assets, except as expressly set forth in this Agreement or the Transaction Documents or any certificate delivered hereunder or thereunder or as and to the extent required by this Agreement to be set forth on the Seller Disclosure Schedule hereto.

(c) The representations and warranties of Seller, Bank and Parent specifically set forth in this Agreement, the Transaction Documents or any certificate or other instrument delivered hereunder or thereunder constitute the sole and exclusive representations and warranties to Buyer in connection with the Transactions, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities or prospects of Seller), are specifically disclaimed by Seller and its Affiliates. Buyer acknowledges that it did not rely on any representation or warranty not contained in this Agreement, in the Transaction Documents or any certificate or other instrument delivered hereunder or thereunder when making its decision to enter into this Agreement.

Section 6.6 Brokers. (a) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 6.7 Sufficient Funds. Buyer has, and will have as of the Closing Date, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

Section 6.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer furnished or made available to Seller.

ARTICLE VII

COVENANTS; OTHER AGREEMENTS

Section 7.1 Employees; Employee Benefit Plans.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, provided that such employment will be subject to Buyer’s standard personnel practices and policies (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”). Notwithstanding the foregoing, the effective hire date for any Transferred Employee who, on the Closing Date, is absent from work due to short-term disability, long-term disability, circumstances covered by workers’ compensation, military leave, Family and Medical Leave Act leave or other authorized leave of absence shall be the date on which the individual is able to return to active employment within the time required under Seller’s applicable leave of absence policy but not more than within five (5) months after the Closing Date (the “Deferred Hire Date”). At its expense until the Deferred Hire Date, Seller will continue to provide the applicable leave and related leave benefits to any Transferred Employee who has accepted Buyer’s offer of employment and is on leave in accordance with the original terms and conditions applicable to such leave and any applicable legal requirement. Buyer may rescind any offer of employment to a Transferred Employee who is unable to return to work by the Deferred Hire Date.

(b) For at least twelve (12) months following the Closing Date, Buyer shall provide or cause an Affiliate of Buyer to provide to all Transferred Employees with (i) a rate of base salary or wages that is not less than the rate of base salary or wages provided to such Transferred Employee by Seller immediately prior to the date hereof; and (ii) target bonus opportunities (excluding equity and equity-based compensation and change in control or similar type transaction bonuses), if any, which are substantially similar to target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing.

(c) With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting and eligibility purposes; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan. Buyer shall use reasonable best efforts to cause each applicable Buyer Plan to waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations.

(d) Buyer shall credit each of the Transferred Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Transferred Employee has accrued but not yet used or cashed out as of the Closing Date under Seller’s vacation and sick leave policies applicable to such Transferred Employee as in effect immediately prior to the Closing Date subject to a maximum of twenty (20) Business Days and subject to Buyer’s standard practices and policies.

(e) Notwithstanding Sections 7.1(a) – (d) hereof, the participation of the Transferred Employees in the Buyer Plans shall be subject to the provisions of the Buyer Plans, and commencement of participation will be delayed for such reasonable period of time (but in no event later than 11:59PM on December 31, 2023) as Buyer determines to be necessary to arrange for the transition of the Transferred Employees from Seller’s payroll and benefit programs to Buyer’s payroll and benefit programs, during which period of time (the “PBE Transition Period”) Seller and Buyer covenant and agree to comply with the terms and conditions of the Transition Services Agreement.

(f) Except as otherwise provided in this Section 7.1, Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 7.1(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold Seller harmless for (i) any statutory, common law, contractual or other severance with respect to the employment of any Transferred Employee following the Closing; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(g) This Section 7.1 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.1, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.1. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.1 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

(h) The following procedures apply to the Seller Plans subject to Section 409A set forth on Schedule 7.1(h) (“Section 409A Plans”) so that employees who participate in them (“409A Participants”) will not incur unanticipated taxable distributions due to termination of employment from Seller’s controlled group. As permitted by regulations issued under Section 409A of the Code, the Parties specify that the Transaction will not be considered a separation from service as defined in Section 409A of the Code and other applicable laws, Treasury regulations, guidelines or policies imposed by any Governmental Authority (a “Separation from Service”) and that Separation from Service for purposes of Seller’s Section 409A Plans will only occur when the Separation from Service is from Buyer (and its controlled group, if any). Seller will retain sole responsibility for paying accrued benefits and administering such Section 409A Plans in accordance with their terms and will amend the Section 409A Plans as necessary to provide or clarify that the Transaction will not cause a Separation from Service, which amendment will be subject to Buyer’s review and approval (which shall not be unreasonably withheld). Schedule 7.1(h) includes a list of such 409A Participants. In order to prevent a failure to comply with the terms of the Section 409A Plans due to the occurrence of a Separation from Service (a “409A Failure”), (A) Buyer will be responsible to promptly notify Seller (and in any event within thirty (30) days) if any 409A Participant experiences a Separation from Service from its employment with Buyer or its Affiliates, dies or has a change in employment status that constitutes, or could reasonably be construed as, a Separation from Service, and (B) Seller will be responsible to request from Buyer each calendar year following the Closing Date (with such request to occur no earlier than October 1 and no later than November 15 of such year) a list of any 409A Participants who, in that calendar year, experienced (or are expected to experience) a Separation from Service from their employment with Buyer or its Affiliates, died or had a change in employment status (or are expected to have a change in employment status) that constitutes, or could reasonably be construed as, a Separation from Service and Buyer shall notify Seller within ten (10) Business Days of Seller’s request if it has not already done so. If Buyer does not make timely notifications of Separation from Service or death, and a material 409A Failure occurs that could reasonably be deemed to be the fault of Buyer, Buyer will reimburse (with a tax “gross up”) any 409A Participant for the taxes and interest charges the 409A Participant incurs as a direct result of the 409A Failure and will reimburse Seller for any penalties and interest charges it incurs for not reporting the 409A Failure on a timely basis; provided, however, that Seller and the 409A Participant at all times take all reasonable steps to work with Buyer to avoid a 409A Failure and to mitigate or correct any 409A Failures in accordance with applicable laws, Treasury regulations, guidelines or policies imposed by any Governmental Authority including, but not limited to, Seller providing the annual notification described above and amending the Section 409A Plans as appropriate to avoid, mitigate or correct any 409A Failures.

(i) Buyer has no responsibility for any Benefit Plan intended to qualify under Section 401(a) of the Code. The Seller will treat the transaction as a severance from of employment with respect to the Benefit Plans intended to qualify under Section 401(a) of the Code.

(j) Buyer will provide a performance incentive arrangement to certain key Transferred Employees on substantially the terms described in Exhibit H hereto (the “Performance Incentive Arrangement”) and cause the amounts described in such Performance Incentive Arrangement to be paid in accordance with the terms thereof. For the avoidance of doubt, Buyer shall retain the ability to ratably adjust such maximum amount (either upward or downward) to reflect new hires and/or resignations of certain key personnel, if any.

(k) Buyer will provide a retention incentive arrangement for certain key Transferred Employees on substantially the terms described in Exhibit H hereto (the “Retention Incentive Arrangement”) and cause the amounts described in such Performance Incentive Arrangement to be paid in accordance with the terms thereof.

(l) Buyer shall, or shall cause its Affiliates to, pay the Transferred Employees certain harmonization payments upon the terms and conditions and in the amounts described on Exhibit I attached hereto (the “Harmonization Payments”) in an amount not to exceed $5,000,000 in the aggregate, of which 50% of the cost of such Harmonization Payments will be borne by Seller and 50% shall be borne by Buyer. Such Harmonization Payments will be paid by Buyer to the Transferred Employees on the one-year anniversary of the Closing. In the event that the aggregate amount of the Harmonization Payments is less than $5,000,000, (i) 50% of the difference between $5,000,000 and the amount of the Harmonization Payments (the “Harmonization Delta”) shall be either (x) added to the Retention Incentive Arrangement or (y) otherwise allocated as mutually agreed to by Buyer and Seller, (ii) and 50% of the Harmonization Delta will serve as a dollar-for-dollar reduction in the Purchase Price.

Section 7.2 Certain Restrictive Covenants.

(a) The Non-Compete Parties acknowledge that (i) Buyer would not have entered into this Agreement but for the agreements and covenants contained in this Section 7.2; and (ii) the agreements and covenants contained in this Section 7.2 are essential to protect the Purchased Assets being sold hereunder and are reasonable and appropriate in scope. To induce Buyer to enter into this Agreement, the Non-Compete Parties covenant and agree that throughout the Restricted Period, the Non-Compete Parties shall not, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a partner, member, equityholder, officer, director, manager, principal, agent, trustee, consultant, lender or any other relationship or capacity, any other Person), (A) own, invest in, provide financial resources to, operate, join, manage, control, undertake, participate in, engage in or assist others in operating, joining, managing, controlling, undertaking, participating in or engaging in the Business or any activity for any business division that directly competes with the Business; (B) have an interest in any Person engaged, directly or indirectly, in the Business or in any business that competes with Buyer in connection with the Business, directly or indirectly, in any capacity, including, without limitation, as a partner, member, equityholder, officer, director, manager, principal, agent, trustee or consultant, lender or any other relationship or capacity, except as permitted herein; (C) divert, sell, refer, transfer, provide, place, handle, market, accept, aid, counsel or consult in the placement, renewal, discontinuance or replacement of any Insurance Products or Services for (x) any Client Account or which was an account of the Business within two years prior to the Closing Date, including without limitation, the Clients or (y) any Person (other than a then-Client but including former clients) with respect to whom, at any time during the one-year period preceding the Closing Date, the Seller or any Employee on behalf of Seller: (I) submitted or assisted in the submission of a presentation or proposal of any kind, (II) had material contact or acquired Confidential Information, or (III) incurred travel and/or entertainment expenses which were reimbursed by the Seller; (D) accept commission income other than under the Client Services Agreement or the Referral Agreement or, directly or indirectly, solicit or contact, or direct any Person to solicit or contact, in connection with the conduct of the Business (1) any broker or sub-producers that produce insurance through the Business or (2) any Carrier who has a business relationship with the Business; or (E) hire or engage, or attempt to hire or engage, any employee of Buyer (including any Transferred Employee), or solicit or induce, or attempt to solicit or induce, any employee or consultant of Buyer (including any Transferred Employee) to leave the employ of, or sever such employee or consultant’s engagement with Buyer, or to work for any competitor of Buyer; provided, however, any Non-Compete Party may own, directly or indirectly, solely as a passive investment, securities of any Person which are publicly traded if such Non-Compete Party (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own four percent (4%) or more of any class of securities of such Person. This Section 7.2 will not apply as follows: (x) if any of the Non-Compete Parties, or any of their respective Affiliates, or any of their respective successors, enters into a business combination with another Person (the “Counterparty”) in which the Counterparty or an Affiliate operates a line of business that is competitive with the Business, in which case this Section 7.2(a) shall cease to apply from and after the effectiveness of that business combination provided that such Person or Business is divested or wound down within eighteen (18) months after the closing of the acquisition of such Person or Business (it being agreed that the Non-Compete Party or its applicable Affiliate will first inform Buyer if it intends to divest such Person or Business and shall consider in good faith any offer timely submitted by Buyer therefor); or (y) preclude any of the Non-Compete Parties, or any of their respective Affiliates, or any of their respective successors, from providing banking, wealth management or similar financial products or services to any Person who engages in any business or activity that is competitive with the Business; or (z) preclude any of the Non-Compete Parties, or any of their respective Affiliates, or any of their respective successors, from engaging in general marketing or advertisements, through any medium including online channels (including social media but excluding electronic mail), provided that any communication covered by this clause (z) is not specifically targeted at any customer or employee of Buyer (including the Business).

(b) From and after the Closing, each Non-Compete Party, and each of their respective Subsidiaries, shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, directly or indirectly, all confidential matters relating to the Business, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, intellectual property, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs (“Confidential Information”), and shall not disclose them to anyone outside of Buyer and its Affiliates; provided, however, this covenant shall not apply to any of the Non-

Compete Parties, or any of their respective Affiliates or successors, to the extent that (i) any Confidential Information is or becomes generally available to the public other than as a result of disclosure by Seller, Parent or their Affiliates, and (ii) Confidential Information disclosed to third parties as necessary in the ordinary course of a Non-Compete Party’s performance of duties on behalf of Buyer or its Affiliates and pursuant to contracts that include confidentiality obligations comparable to those in this Section 7.2(b) in favor of Buyer and its Affiliates. Notwithstanding any other provision in this Agreement, any Non-Compete Party, or any of their respective Affiliates or successors, may disclose Confidential Information if required to do so in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process, including in response to a Governmental Authority having jurisdiction over a Non-Compete Party, or any of its successors.

(c) The Parties specifically acknowledge and agree that the protection provided by the restrictive covenants in this section is reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 7.2 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.2 and each provision hereof are servable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Each of the Parties acknowledge that this Section 7.2 should be enforceable in light of (among other things) the scope of the Purchased Assets being acquired and the need to ensure that Buyer receives the full value and benefit of that which it is acquiring under this Agreement. Accordingly, each Party acknowledges that a breach or threatened breach of this Section 7.2 would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or threatened breach by Parent, Bank, Seller or any of their respective Affiliates, Buyer may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 7.3 Representation and Warranty Policy. Buyer shall not consent to any amendment or modification to the subrogation provisions of the Representation and Warranty Policy applicable to Seller at any time after the Closing in a manner that would be reasonably expected to adversely impact Seller without the prior consent of Seller. All costs, fees, and expenses related to the Representation and Warranty Policy shall be borne 50% by the Seller and 50% by the Buyer.

Section 7.4 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 7.5 Books and Records; Post-Closing Access.

(a) On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case relating to the Purchased Assets that are in the possession of or under the control of the Seller. If any such computer disks, records, tapes or other storage medium contain information that does not relate to the Purchased Assets, Seller shall transfer a complete copy of the information stored thereon that relates to the Purchased Assets onto storage media that is delivered to Buyer on the Closing Date and on or prior to the Closing Date permanently delete all such information from the existing computer disks, records, tapes or other storage medium that is retained by Seller except for information that is (x) automatically maintained on routine computer system backup tapes, disks or other backup storage devices (as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices) or (y) required to be retained by bona fide internal document retention policies or applicable Law (as long as such information is only accessible to compliance personnel and only for compliance-related purposes).

(b) Following the Closing Date, Seller, Bank and Parent shall, and shall cause their Affiliates to, preserve and keep the books and records relating to the Business for a period of seven (7) years from the Closing Date or longer, as otherwise required under this Agreement or by applicable Law. From and after the Closing, Seller, Bank and Parent shall, and shall cause their Affiliates to, upon reasonable notice by Buyer to Seller, Bank or Parent to use commercially reasonable efforts to (i) provide Buyer and its representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent relating to the Business with respect to any pre-Closing period or matter occurring prior to the Closing, (ii) permit Buyer and its representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request, (iii) make available to its personnel to Buyer and its representatives to provide reasonable assistance and co-operation in the review of information described in this Section 7.5, and (iv) cooperate with Buyer and its representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available their respective employees as witnesses, as Buyer may reasonably request in connection with any Action arising out of the operations of the Business in which the Buyer or any of its Affiliates are or may from time to time be involved, in each case other than with respect to any actual or potential Action involving disputes between Buyer or its Affiliates, on the one hand, and Seller, Bank or Parent or any of their respective Affiliates, on the other hand; provided, that such information may be redacted as necessary (x) to comply with contractual obligations, (y) to address good faith legal privilege or confidentiality concerns or (z) to comply with applicable Laws.

Section 7.6 Wrong Pockets. If, following the Closing, (a) Seller discovers that it or any of its Affiliates possesses any Purchased Assets, or receives any income, proceeds or other monies in respect of Purchased Assets or (b) Buyer discovers that it or any of its Affiliates possesses any Excluded Assets, or receives any income, proceeds or other monies in respect of Excluded Assets, then such Party shall, and shall cause its Affiliates to, transfer or cause to be transferred promptly after discovery such Purchased Asset or Excluded Asset, as applicable, or such income, proceeds or other monies received in respect thereof, to the other party or its designated Affiliate, for no additional consideration. Section 7.7 Assignment of Confidentiality Agreements. Effective upon the Closing, Seller shall assign, or cause to be assigned, to Buyer all of Seller’s right, title and interest in and to any confidentiality agreement to which Seller may be a party pertaining to or entered into in connection with the proposed sale of the Seller, the Business or Purchased Assets.

Section 7.8 Seller Release. Effective as of the Closing, Seller, Parent and Bank, for itself and on behalf of each Affiliate controlled by any of them, and each of their successors and assigns (each, a “Seller Releasor”) hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of Action of whatever kind or nature, whether known or unknown, which Seller Releasor has, may have or might have or may assert now or in the future, against Business or the Buyer solely with respect to or relating to the Business or any of their Affiliates, successors, assigns, executors, officers, directors, equityholders, partners, managers and employees (in each case in their capacity as such) (each, a “Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, to the extent occurring or existing on or prior to the Closing; provided, however, that nothing contained in this Section 7.8 shall release, discharge, waive or otherwise affect the rights or obligations of any party (i) to the extent arising under this Agreement or any Transaction Document or (ii) that cannot be released pursuant to applicable Law. Seller, Parent and Bank shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any Action, claim or demand or commencing, instituting or maintaining, or causing to be commenced, any Action or other proceeding of any kind against any Releasee based upon any matter released pursuant to this Section 7.8.

Section 7.9 Seller Name and Marks. Seller is not transferring ownership rights in or to, and Buyer is not purchasing, acquiring or otherwise obtaining any ownership rights in or to the names “Eastern Insurance” (the “Company Name”), “Eastern”, “Eastern Bank,” or any Trademark confusingly similar to any of the foregoing or any registrations, applications to register, or goodwill covering any of the foregoing (collectively, the “Seller Names and Marks”). Except pursuant and for the limited duration of to the license grant and other express rights granted to Buyer under the License Agreement, Buyer shall, and shall cause the Business to, cease and discontinue all uses of the Seller Names and Marks upon Closing.

Section 7.10 Account Receivable True-Up. Buyer shall have the right, by written notice (the “Receivables Notice”) to Seller given on or after one-hundred eighty (180) days following the Closing Date (the “Repurchase Date”), to require Seller to purchase for cash and without recourse, within five days of the date of the Receivables Notice, all of the Accounts Receivable reflected on the Post-Closing Statement that are at the Repurchase Date uncollected (net of the reserve for doubtful accounts reflected on the Post-Closing Statement) for a purchase price equal to their aggregate face value, and Seller, Bank or Parent shall purchase and pay for such Accounts Receivable as provided herein. Buyer shall, or cause its Affiliates, as applicable, to execute and deliver to Seller all instruments as shall be reasonably necessary to effectively vest in Seller all of the right, title, and interest of the Buyer with respect to any uncollected Accounts Receivable purchased by Seller pursuant to this subsection, without representation or recourse.

Section 7.11 Further Assurances.

(a) In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, including, without limitation, the execution and delivery of any intellectual property assignments requested by Buyer.

(b) Without limiting the generality of the subsection (a), for a period of three years after the Closing Date, to the extent requested by Buyer, Seller will execute and deliver to Buyer such documents or instruments as Buyer may reasonably request in order to effectively transfer and assign to Buyer, to the extent assignable, all rights of Seller under any non-solicitation, non-competition and confidentiality agreement (collectively referred to as “Seller Restrictive Covenants”) entered into between Seller and any third party including, without limitation, any Transferred Employee, any current consultant or any former employee or consultant whose employment or service terminated within the three-year period prior to the Closing Date. In the event that Seller is unable to effectively assign any such Seller Restrictive Covenants or any rights of Seller thereunder, Seller shall execute and deliver to Buyer such documents and instruments (including a limited power of attorney) as Buyer reasonably requests in order to allow Buyer or its Affiliates to enforce such Seller Restrictive Covenants on behalf of Seller to the extent that the period of restriction set forth therein has yet to expire. In the event Buyer determines that it is unable to enforce such Seller Restrictive Covenants on behalf of Seller then Seller shall use commercially reasonable efforts at Buyer’s expense to enforce all rights of Seller against the other party thereto arising out of the breach of the foregoing Seller Restrictive Covenants by such other party or otherwise.

Section 7.12 P&C Producer Licenses. Seller shall promptly, and in any event within thirty (30) days after the Closing Date, surrender, terminate, withdraw or otherwise cancel, or make such filings or applications for surrender, termination, withdraw or cancellation of, the property and casualty insurance producer licenses held in the name of Seller.

Section 7.13 Retirement Tails. Buyer covenants and agrees to honor the rights to post-retirement payments pursuant to the agreements set forth on Schedule 7.13.

ARTICLE VIII

TAX MATTERS

Section 8.1 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest but excluding, for the avoidance of doubt, income Taxes) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 8.2 Allocation of Purchase Price. Within thirty (30) days after the finalization of the Post-Closing Statement pursuant to Section 2.8, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after Seller notifies Buyer in writing that Seller object to one or more items reported on the Allocation Schedule, the Parties shall be free to allocate the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets, and file IRS Form 8594 on their respective federal, state and local Tax Returns, as determined by each of them in consultation with their Tax Return preparers.

Section 8.3 Straddle Period. In the case of any Taxes levied with respect to the Business or the Purchased Assets that relate to a Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts, sales or use Taxes, employment Taxes, or withholding Taxes relating to the portion of the Straddle Period ending on and including the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of the Business or any Purchased Asset shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for a Straddle Period that relates to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 8.4 Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by Buyer or Seller, as the case may be, in connection with any inquiry, claim, audit, assessment, proceeding, or other similar event with respect to any Taxes relating to the Business or the Purchased Assets. Such cooperation shall include the retention and, upon the other Party’s reasonable request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to (A) retain all books and records relevant to Tax matters of the Business and the Purchased Assets with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations (and any extensions thereof) of the applicable Tax period, and (B) give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so requests upon such notice, Seller shall allow Buyer to take possession of such books and records.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is six (6) years from the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing and shall continue in full force and effect indefinitely or for the period explicitly specified therein, plus sixty (60) days. Notwithstanding anything in this Section 9.1 to the contrary, in the event that the facts and circumstances underlying any breach of any representation or warranty by any Party constitute, are based upon, or arise out of fraud or willful misconduct, such representation or warranty shall survive the consummation of the Transactions and continue in full force and effect without any time limitation with respect to such breach.

Section 9.2 Indemnification.

(a) Subject to the terms and conditions of this Section 9.2, Seller, Bank and Parent (collectively, the “Seller Indemnitors”) shall jointly and severally indemnify and hold harmless Buyer and each of its Affiliates and their respective directors, officers, employees, shareholders, representatives, and agents (the “Buyer Indemnified Parties”) against all Losses any of the Buyer Indemnified Parties may suffer, sustain or become subject to as a result of (i) any breach, inaccuracy, or misrepresentation of any representation or warranty of Seller contained in Article III of this Agreement and the Transaction Documents, any breach, inaccuracy, or misrepresentation of any representation or warranty of Bank contained in Article IV of this Agreement and the Transaction Documents, any breach, inaccuracy, or misrepresentation of any representation or warranty of Parent contained in Article V of this Agreement and the Transaction Documents, or in any certificate or instrument delivered on behalf of Seller, Bank or Parent pursuant to this Agreement or the Transaction Documents, (ii) any breach of any covenant, agreement, or obligation of Seller, Bank, or Parent contained in this Agreement, the Transaction Documents, or in any certificate or instrument delivered on behalf of Seller, Bank or Parent pursuant to this Agreement or the Transaction Documents, (iii) fraud or willful misconduct of Seller, Bank, or Parent prior to the Closing, or (iv) any Excluded Asset or Excluded Liability.

(b) Subject to the terms and conditions of this Section 9.2, Buyer shall indemnify and hold harmless Seller, Bank, Parent, their Affiliates and each of their respective directors, officers, employees, shareholders, partners, successors, assigns, and representatives (the “Seller Indemnified Parties”) against all Losses any of the such Seller Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of (i) any breach, inaccuracy, or misrepresentation of any representation or warranty of Buyer contained in Article VI of this Agreement or any Transaction Document, (ii) any breach of any covenant, agreement, or obligation of Buyer contained in this Agreement or any Transaction Document, (iii) any Assumed Liability, or (iv) fraud or willful misconduct of Buyer prior to the Closing.

(c) Except as otherwise expressly provided in this Agreement, the Liability of the Parties under this Article IX shall be limited as follows:

(i) The Seller Indemnitors shall not be required to make any indemnification payment in respect of claims for indemnification made by the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) unless and until the aggregate of all Losses suffered by the Buyer Indemnified Parties exceeds $1,287,500; provided, however, that the foregoing limitations shall not apply to (x) any breach or inaccuracy of any of the Fundamental Representations or (y) any claims relating to fraud or willful misconduct with respect to the representations and warranties in Article III, Article IV or Article V, any Transaction Document or in any certificate delivered hereunder.

(ii) The aggregate amount of all Losses for which the Seller Indemnitors shall be liable the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) shall not exceed $1,287,500; provided, however, that the foregoing limitations shall not apply to (x) any breach or inaccuracy of any of the Fundamental Representations or (y) any claims relating to fraud or willful misconduct with respect to the representations and warranties in Article III, Article IV or Article V, any Transaction Document or in any certificate delivered hereunder.

(iii) Any payments required to be made to the Buyer Indemnified Parties with respect to claims pursuant to Section 9.2(a)(i) shall be satisfied in the following manner: (A) in the event that the retention amount under the Representation and Warranty Policy has not been satisfied, Buyer shall be able to recover such amounts directly from the Seller Indemnitors up to $1,287,500 pursuant to Section 9.2(c)(ii) above, (B) in the event that the retention amount under the Representation and Warranty Policy has been satisfied, Buyer Indemnified Parties shall use its commercially reasonable best efforts to recover such Losses under the Representation and Warranty Policy, to the extent covered thereby, and (C) in the event that the Representation and Warranty Policy does not cover any such Losses, solely for Losses resulting from any breach of inaccuracy of any of the Fundamental Representations or in the event of fraud or willful misconduct of Seller, Bank, or Parent, directly from the Seller Indemnitors.

(iv) Any payments required to be made to the Buyer Indemnified Parties with respect to claims under this Article IX shall be satisfied directly from the Seller Indemnitors, subject to the limitations set forth herein.

(v) The aggregate amount of all Losses for which the Seller Indemnitors shall be required to indemnify and hold harmless the Buyer Indemnified Parties arising solely under Section 9.2(a)(i) and (ii) shall not exceed the aggregate amount of the Purchase Price; provided, however, the foregoing limitation shall not apply to any claim brought for fraud or willful misconduct with respect to the representations and warranties in Article III, Article IV or Article V or in any certificate delivered hereunder.

(vi) The aggregate amount of all Losses for which Buyer shall be required to indemnify and hold harmless the Seller Indemnified Parties arising solely under Section 9.2(b)(i) and (ii) shall not exceed the aggregate amount of the Purchase Price; provided, however, the foregoing limitation shall not apply to any claims relating to fraud or willful misconduct with respect to the representations and warranties in Article VI or in any certificate delivered hereunder.

(vii) Any payments required to be made to the Seller Indemnified Parties with respect to claims shall be satisfied directly from the Buyer.

Section 9.3 Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of written notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve or limit the Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail (to the extent known), shall include copies of all material written evidence thereof (to the extent then provided to the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party desires to assume the defense of any Third Party Claim, then the Indemnifying Party shall give written notice (which shall also include an acknowledgement that the Indemnifying Party is obligated to indemnify the Indemnified Party against any and all Losses that may result from such Third Party Claim) to the Indemnified Party within ten (10) Business Days after the Indemnifying Party has received notice of the Third Party Claim from the Indemnified Party. Upon receipt of such request, the Indemnified Party shall have ten (10) Business Days from the date of its receipt of such request to notify the Indemnifying Party that its request is granted, such acceptance to be in the sole discretion of the Indemnified Party. If, and only if, such request is granted in writing by the Indemnified Party, then the Indemnifying Party may assume the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.3(b) it shall have the right to take such action as it deems reasonably necessary to dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The reasonable fees and disbursements of such external counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party is not expressly granted permission by the Indemnified Party to defend such Third Party Claim, or of the Indemnifying Party fails to diligently prosecute the defense of any Third Party Claim where it has been given consent to defend, the Indemnified Party may compromise, settle, and defend such Third Party Claim and seek indemnification for any and all losses based upon, arising from or relating to such Third Party Claim. Seller, Parent, Bank and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim. Notwithstanding anything to the contrary in this subsection, the parties agree to cooperate so as to abide by the terms and conditions of any policy of insurance reasonably determined by the Indemnified Party to provide coverage or to potentially provide coverage with respect to the Third Party Claim and the underlying facts and circumstances thereof, including, if and to the extent required by any such policy, tendering the defense to the relevant insurer or allowing such insurer to effectively associate in the defense of the claim, as applicable.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.3(b). If Indemnifying Party has been given permission to assume, and has assumed the defense of, a Third Party Claim pursuant to Section 9.3(a), and an offer is made to settle a Third Party Claim solely for monetary damages without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional and irrevocable release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle such Third Party Claim upon the terms set forth in such offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 9.3(b), it may enter into any reasonable settlement or compromise without any further consent of the Indemnifying Party.

(c) Any Action by an Indemnified Party on account of Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent known), including a reasonable description of the Direct Claim, the amount of Losses that have been sustained by the Indemnified Party, and the estimated amount, if and to the extent reasonably calculable based on information then known, of the additional Losses that may be sustained by the Indemnified Party, provided, that the failure to provide such estimated Losses or any inaccuracy in such estimate contained in any notice of Direct Claim shall not abridge or impair the Indemnified Party’s right to thereafter seek indemnification for such Losses when they become known. The Indemnifying Party shall have forty-five (45) days after its receipt of such notice to respond in writing to such Direct Claim, and shall satisfy its obligations under Section 9.2 with respect to Losses claimed as a result of a Direct Claim within the earlier of ten (10) Business Days following the date upon which the amount of such payment is determined or agreed upon by the Indemnified Party and the Indemnifying Party and forty-five (45) Business Days of its receipt of a notice of Direct Claim with respect to Losses incurred by the Indemnified Party claimed therein. If the Indemnifying Party does not so respond to a notice of Direct Claim within such forty-five (45) day period, the Indemnifying Party shall be deemed to have accepted and agreed with such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms of and subject to the provisions of this Agreement.

Section 9.4 Tax Treatment of Indemnification Payments. Buyer, Seller and Parent agree to treat any amounts payable after the Closing by the Seller Indemnitors to Buyer (or by Buyer to Seller or Parent) pursuant to this Article IX as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.5 Calculation of Indemnification Payments. Payments by an Indemnifying Party pursuant to Section 9.2 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party with respect thereto net of costs and expenses of enforcement and collection, deductibles and retro-premium adjustments (if applicable), and any indemnity, contribution or other similar payment actually received by the Indemnified Party net of costs and expenses of enforcement and collection, deductibles and retro-premium adjustments (if applicable) from a third party in respect of any such claim. Promptly, but in any event not later than thirty (30) days, after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party in an amount equal the lesser of (x) the amount paid by the Indemnifying Party in respect of such Losses and (y) the excess (if any) of (a) the amount paid by the Indemnifying Party in respect of such Losses, plus the amount received from the third party in respect thereof, less (b) the full amount of Losses in respect of such claim.

Section 9.6 Mitigation. Each Party shall use reasonable best efforts in accordance with applicable Law to mitigate any and all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to indemnification hereunder, provided in no event shall such required mitigation efforts include a requirement to initiate or pursue any litigation or other action against any Person.

Section 9.7 Other Indemnification Matters. (a) If any Indemnified Party provides proper notice of a claim within the applicable time period set forth in Section 9.1, then liability for such claim will continue until such claim is fully and finally resolved. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article IX, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

Section 9.8 Exclusive Remedy. Except as provided in the next sentence, the Parties agree that, from and after the Closing, the sole and exclusive monetary remedies of Buyer, Seller, Bank and Parent for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification and reimbursement obligations of the parties set forth in this Article IX. The provisions of this Section 9.8 shall not, however, prevent or limit a cause of action hereunder (a) with respect to fraud or willful misconduct, (b) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto, or (c) with regard to disputes regarding the determination of the final Closing Payment in accordance with Section 2.8; provided that the foregoing shall not limit any right of specific performance in accordance with Section 13.8.

Section 9.9 Certain Determinations.

(a) For the avoidance of doubt, any and all disputes with regard to the calculation of Actual Closing Payment shall first be determined in accordance with the provisions set forth in Section 2.8 prior to consideration of the terms of Article IX, even if such disputes may also relate to or could be considered to be a claim for indemnification under this Article IX. Further, the calculation of any Losses subject to indemnification shall be calculated net of any amounts included in the final determination of the Actual Working Capital, Actual Indebtedness and Actual Transaction Expenses so as to avoid double-counting.

(b) For the avoidance of doubt, any and all disputes related to or in connection with the PBE Transition Period shall be determined in accordance with the provisions set forth in the Transition Services Agreement. For the avoidance of doubt, the representations and warranties made in Article III (and any and all disputes related thereto or in connection therewith) are not related to or in connection with the PBE Transition Period.

ARTICLE X

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing (the “Interim Period”).

Section 10.1 Regulatory Approvals.

(a) Each Party will use its reasonable best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction of the closing conditions set forth in Article XI). Each of the Parties shall use its reasonable best efforts to obtain all such authorizations, approvals, and consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act with respect to the Transactions. Without prejudice to the foregoing, to the extent not completed prior to the date of this Agreement, the Parties shall make, or cause to be made, all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the Transactions within five (5) Business Days immediately following the date of this Agreement, and Buyer and Seller shall each bear one-half (1/2) of the cost of all filing fees, application fees or other fees of the applicable Governmental Authority associated with the HSR Act filing and any filings under other Antitrust Laws. Each of the Parties shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any other requesting Governmental Authority any additional information reasonably requested pursuant to the HSR Act or other Antitrust Laws in connection with such filings. To the extent permitted under applicable Law, the Parties will notify each other reasonably promptly of any oral communication with, and provide copies of written communications with, any Governmental Authority in connection with any filings made pursuant to this Section 10.1(a). Each of the Parties shall cooperate reasonably with the other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or any other Governmental Authority under any Antitrust Laws with respect to any such filing. Except as otherwise required under applicable Law or any Governmental Authority, no Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Party prior written notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney client privilege), each of the Parties shall consult and cooperate with the other, and consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each of the Parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 10.1(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. In addition to the obligations set forth in Section 10.1(a) regarding the HSR Act, the parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all other permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Authorities. Buyer and Seller shall each use reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The Parties shall cooperate with each other in connection therewith and shall respond as promptly as practicable to the requests of Governmental Authorities for documents and information. To the extent permitted under applicable Law, Buyer and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Buyer, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. To the extent permitted under applicable Law, each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information, or confidential supervisory information filed under a claim of confidentiality. To the extent permitted under applicable Law, the parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. To the extent permitted under applicable Law, each party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Authority which the other party does not attend or participate in, to the extent permitted by such Governmental Authority and applicable law.

(b) In furtherance and not in limitation of the foregoing, Buyer and Seller shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, in no event shall Buyer be required to (x) agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by Buyer of all or any material portion of the Purchased Assets, (B) compel Buyer to dispose of or hold separate all or any material portion of Buyer’s or its Affiliates’ assets or the Purchased Assets, or (C) compel Buyer or any of its Affiliates to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement could that limit the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Buyer or its Affiliates or the Business (including the Purchased Assets).

(c) Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the conditions set forth in Section 11.1(a) and/or Section 11.1(b) will not be satisfied or that the receipt of any such approvals will be materially delayed.

Section 10.2 Approvals and Consents. Each Party will cooperate with the other Parties and their respective representatives with respect to all filings that such other Parties make in connection with the Transactions as well as any consent, authorization, approval or waiver required from any Person in connection with the execution, delivery and performance of this Agreement and the Transaction Documents or the consummation of the Transactions. As promptly as practicable after the date hereof, Seller will solicit the consents, authorizations, approvals or waivers and will send such notices set forth on Schedule 10.2. Seller will use reasonable best efforts, and Buyer will cooperate in all reasonable respects with Seller, to obtain all such consents, authorizations, approvals or waivers prior to the Closing and take any other action to assign all Purchased Assets to Buyer effective as of the Closing.

Section 10.3 Operation of Business. (a) During the Interim Period, except as set forth on Schedule 10.3(a) or as consented to by Buyer in writing, Seller will, and Parent and Bank shall cause the Seller to, (i) conduct the Business only in the Ordinary Course of Business and not enter into any material Contracts (which shall include any Contracts that would constitute a Material Contract); (ii) (A) maintain the businesses, assets, properties, physical facilities and operations of Seller and the Business, (B) preserve intact the current business organization of Seller and the Business, (C) keep available the services of the current managers, officers, employees and agents of Seller and the Business, (D) preserve and maintain the relations and goodwill with suppliers, customers, lessors, vendors, licensors, lenders, creditors, employees, agents and others with whom Seller has had a material business relationship, and € maintain and preserve the books and records, Permits and Insurance Policies and insurance coverages of the Business, in each case, in substantially the same condition as of the date hereof; and (iii) confer with Buyer concerning matters of a material nature to Seller and the Business. Seller will not, and Bank and Parent will cause the Seller to not, engage in any practice, take any action, fail or omit to take any action or enter into any transaction that would otherwise be required to be listed on Section 3.7 of the Seller Disclosure Schedule if taken as of the date hereof.

(b) Notwithstanding the foregoing, during the Interim Period, each of Seller, Bank and Parent agrees that, without the prior written consent of Buyer, it shall not:

(i) terminate the services of the key officers and Key Employees of the Business;

(ii) mortgage, pledge or subject any Encumbrance or security interest (other than Permitted Encumbrances) any Purchased Asset, or incur any Indebtedness;

(iii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Authority;

(iv) (i) amend or terminate (prior to its expiration) any Material Contract; (ii) waive, release or assign any material rights or claims under any Material Contract; or (iii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(v) acquire or dispose of (whether by merger, consolidation, acquisition of equity rights or assets or otherwise), directly or indirectly, any business, line of business or material assets, or dispose of any assets;

(vi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation or recapitalization of Seller;

(vii) other than as required by the terms of any Benefit Plan or applicable Law, (i) grant or increase any severance or termination entitlement to any employee of the Business (or amend any such existing severance or termination pay arrangement); (ii) enter into any employment, deferred compensation or other similar agreement with an employee of the Business (or amend any such existing agreement); (iii) increase compensation, bonus or other benefits payable to any employee of the Business; or (iv) adopt, amend or terminate any Benefit Plan unless such adoption, amendment or termination is equally applicable to the employees of Seller alike; or

(viii) terminate the employment of any executive officer or employee of the Business with significant Client-facing activities, except in circumstances that require immediate termination for cause consistent with Seller’s personnel policies and customary practice; provided that Seller shall provide reasonable notice to Buyer of the termination of any such employee of the Business.

Section 10.4 Full Access. Upon reasonable prior written notice, Seller will, and will cause its representatives to, (A) permit Buyer and its representatives to have reasonable access during normal business hours to all premises, properties, personnel (including the opportunity to discuss the affairs of Seller and the Business with such personnel), books, records, Contracts, documents and data of or pertaining to the Business, (B) furnish Buyer and its representatives with copies of all such books, records, Tax Returns, Contracts, documents and data as Buyer may reasonably request and (C) furnish Buyer and its representatives with such additional financial, operating and other data and information (including compilations and analyses thereof) as Buyer may reasonably request; provided, however, that nothing herein shall require Seller to provide access to, or disclose any information to, Buyer or any of its representatives if such access or disclosure would (i) waive any legal privilege, or (ii) be in violation of applicable Laws (including the HSR Act and all other applicable Antitrust Laws); provided, further, however, that Seller will, and will cause its representatives to, use reasonable best efforts to provide such access, disclosure and materials in a manner that would not waive legal privilege or violate any applicable Law. All such information shall be subject to the terms of, and restrictions contained in, the Confidentiality Agreement.

Section 10.5 Exclusivity. Each of Seller, Bank and Parent agrees that it will not, and will cause its representatives, Affiliates, equityholders, officers, directors, employees, investment brokers and their respective representatives not to, directly or indirectly, (a) solicit, respond to, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving the sale of any Purchased Assets, any capital stock or other equity or ownership interests in Seller, or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, reorganization, redemption, financing or similar transaction involving Business or the Seller (in each case, an “Acquisition Proposal”), (b) participate in any discussion or negotiation regarding, furnish any information or documentation with respect to, assist or participate in or facilitate in any other manner any Acquisition Proposal, or (c) enter into any Contract, understanding or commitment with any other Person in respect of an Acquisition Proposal, and the foregoing parties shall cease immediately any and all existing activities, discussions or negotiations with any Person (including, without limitation, terminating or revoking all access to the Data Room or other similar electronic data room and using reasonable best efforts to cause all confidential or non-public information previously provided to any Person to be returned or destroyed in accordance with the applicable confidentiality agreement pertaining to such Person or such information) other than Buyer and its Affiliates and representatives regarding an Acquisition Proposal. If any Person makes an Acquisition Proposal, Seller will immediately notify Buyer of such Acquisition Proposal and all related details, including any economic terms associated therewith.

Section 10.6 Supplemental Disclosure From time to time during the period from the date of this Agreement until the Effective Time, Seller will promptly supplement or amend the Seller Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Schedule or which is necessary to correct any information in such Seller Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Seller Disclosure Schedule shall change, alter or amend any of the representations and warranties in this Agreement or otherwise affect Buyer’s rights under this Agreement upon a breach of any such representation or warranty, and such supplement or amendment shall not have any effect for the purpose of determining satisfaction of the conditions set forth in Article XI and the right to indemnification under Article IX.

Section 10.7 Termination of Intercompany Arrangements. Except for the Transaction Documents, each Contract or other arrangement between the Seller and any of its Affiliates or Related Parties will be terminated prior to or as of the Closing, without further liability or obligation (contingent or otherwise) of any party thereunder.

Section 10.8 Interim Financial Statements. Within thirty (30) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer the unaudited balance sheet of the Seller as of the last day of each month and the related statements of profit and loss, and cash flows for the month and fiscal year-to-date period then ended.

Section 10.9 Contact with Clients, Carriers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earliest of the Closing Date or termination of this Agreement in accordance with its terms, Buyer herby agrees that it is not authorized and will not (and will not permit any of its employees, agent, representatives or Affiliates to) contact any employee (excluding executive officers and except as otherwise provided herein), Client, Carrier, supplier or other material business relation of the Seller or the Business regarding the Business or the Transactions without the prior written consent of the Seller.

Section 10.10 Seller Bonus Arrangements. Notwithstanding anything contrary contained herein, nothing in this Agreement shall prohibit Seller from granting to, or otherwise entering into arrangements providing for, incentive bonus, vesting of benefits or awards, enhanced severance or similar arraignments with the individuals set forth on Schedule 10.10 following the date hereof and prior to the Closing for the purposes of incentivizing such individuals to assist the Seller with consummating the transaction contemplated hereby (the “Seller Bonus Arrangements”); provided that any and all Liabilities under the Seller Bonus Arrangements shall be the sole and exclusive responsibility of the Seller and not the Buyer.

Section 10.11 Confidentiality, Press Releases and Public Announcements. Each Party and each of their respective Affiliates, employees and advisors are and remain bound to the Confidentiality Agreement. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the Parties hereby acknowledge and agree that the Confidentiality Agreement will terminate automatically on the Closing Date. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller and Buyer and Seller shall cooperate as to the timing and contents of any such release or announcement; provided, however, that any Party may make any public disclosure it believes in the reasonable opinion of counsel is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

Section 10.12 Tail Policies. At or prior to the Closing, Seller shall obtain and fully pay for and maintain in effect prepaid, non-cancelable extended reporting endorsement for liability insurance coverage insuring against (i) errors and omissions for a period of not less than six (6) years from the Closing and (ii) cyber liability for a period of not less than five (5) years from the Closing, in each case arising from the operation of the Business prior to the Closing (the “Tail Policies”) with limits and deductibles acceptable to the Buyer and in any event at least equal to such coverage in place prior to the date hereof. On or before the Closing, Seller shall provide Buyer with evidence of a bindable quotation for the Tail Policies in a form reasonably satisfactory to the Buyer and, within ten (10) days after the Closing Date, Seller shall provide Buyer with evidence of the issuance of the Tail Policies in a form reasonably satisfactory to Buyer. The Tail Policies will be endorsed with terms substantially as follows: “The Insurer shall pay, on behalf of the Insured or the Successor Company, Loss which the Insured or the Successor Company becomes legally obligated to pay on account of any Claim first made against the Insured during the Policy Period, for a Wrongful Act of the Insured prior to the Run-off Date, but only if such Claim is reported to the Insurer in writing in accordance with the policies terms and conditions. As used herein the term “Successor Company” means Arthur J. Gallagher & Co., its subsidiaries and affiliates.” Seller shall (a) submit all claims made post-Closing to which the Tail Policies may apply, (b) provide Buyer with detailed notice of any claims under the Tail Policies and (c) shall provide Buyer with continuing and complete status updates of any open items, including notice of any coverage and defense issues related thereto.

ARTICLE XI

CLOSING CONDITIONS

Section 11.1 Conditions to the Obligations of each Party. The obligations of each Party to consummate and effect the Transactions are subject to the satisfaction (or, if permitted by applicable Law or the terms of this Agreement, written waiver in whole or in part by the Parties), at or prior to the Closing, of each of the following conditions:

(a) the waiting period under the any competition or Antitrust Laws applicable to the Transactions shall have expired or been terminated, and any applicable approvals or authorizations under such Laws shall have been received;

(b) authorizations, consents, Governmental Orders, or waivers which are necessary to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”);

(c) no applicable Law shall have been enacted, issued, entered into, enforced or promulgated by any Governmental Authority and remain in effect that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions, and no Governmental Order (whether temporary, preliminary, or permanent) will have been issued, enacted, promulgated, entered into or enforced by any Governmental Authority and be in effect precluding, restraining, restricting, enjoining or prohibiting the consummation of the Transactions.

Section 11.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate and effect the Transactions are subject to the satisfaction (or, if permitted by applicable Law, written waiver by Buyer) at or prior to the Closing, of each of the following conditions:

(a) (i) the Fundamental Representations of Seller, Bank and Parent shall be true and correct in all respects as of the date hereof and as of the Closing Date (except that those representations and warranties that specifically address matters only as of a particular date shall remain true and correct in all respects as of such date) and (ii) all of the other representations and warranties of Seller in Article III, the Bank in Article IV and the Parent in Article V shall be true and correct as of the date hereof and as of the Closing Date (except that those representations and warranties that specifically address matters only as of a particular date shall remain true and correct in all material respects as of such date) in all material respects (except for those representations and warranties qualified by material, materiality, “Material Adverse Effect,” or similar expressions, which shall be true and correct in all respects);

(b) each of Seller, Bank and Parent shall have performed and complied with, in all of its material respects, all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c) since the Most Recent Fiscal Year End, there shall not have occurred any Material Adverse Effect; and

(d) each of the following documents must have been delivered to Buyer and dated as of the Closing Date (unless otherwise indicated):

(i) a certificate duly executed by Seller, in form and substance reasonably satisfactory to Buyer, confirming satisfaction of the conditions in clauses (a), (b) and (c) above;

(ii) a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller;

(iii) an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller;

(iv) with respect to the location at 100 Quannapowitt Parkway, Wakefield, MA (the “Wakefield Lease”), a sublease agreement on commercially reasonable terms mutually agreeable to Buyer and Bank, duly executed by Bank, and, if necessary, Bank’s signature shall be witnessed and/or notarized;

(v) with respect to each Assumed Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D (each, an “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(vi) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Bank is not a foreign person within the meaning of Section 1445 of the Code duly executed by Bank;

(vii) a certificate executed by a duly appointed officer of Seller certifying as correct and complete the following: (A) the sole member of Seller authorizing the execution and delivery of this Agreement and performance by Seller of the Transactions, certifying that such resolutions were duly adopted, have not been amended or rescinded, and are in full force and effect, (B) a copy of the Organizational Documents of Seller, and (C) a good standing certificate (or document of similar import) of Seller from its state of jurisdiction dated within thirty (30) days of the Closing Date;

(viii) duly executed payoff letters from each holder of Indebtedness of Seller, in form and substance reasonably satisfactory to Buyer, which sets forth (a) the amount required to repay in full all the Indebtedness owed to such holder on the Closing Date, (b) the wire transfer instructions for the repayment of such Indebtedness to such holder, and (c) a release of all Encumbrances held by such holder on the Purchased Assets otherwise arising with respect to such Indebtedness (such release to be effective upon the payment of such Indebtedness) (each, a “Payoff Letter”), together with all applicable release documentation evidencing the termination of all Encumbrances on the Purchased Assets securing such Indebtedness;

(ix) for Transaction Expenses payable to a service provider, copies of complete and final invoices with respect to the Transaction Expenses contemplated to be at Closing, issued not less than three (3) Business Days prior to the Closing Date and setting forth the wire transfer instructions for such service provider (each, an “Invoice”);

(x) a duly executed lease by and between Bank and Buyer, on commercially reasonable terms mutually agreeable to Buyer and Bank, for the real property set forth in Section 3.14(a) of the Seller Disclosure Schedule (the “Owned Real Property Lease”);

(xi) a duly executed Transition Services Agreement between the Bank and Buyer in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”);

(xii) a License Agreement in the form of Exhibit F (the “License Agreement”), duly executed by Bank;

(xiii) a Client Services Agreement in the form of Exhibit G duly executed by Bank;

(xiv) a duly executed referral agreement duly executed by Bank, by and between Bank and Buyer, on commercially reasonable terms mutually agreeable to Buyer and Bank (the “Referral Agreement”);

(xv) evidence of a bindable quotation for the Tail Policies, in each case in form and substance reasonably satisfactory to Buyer;

(xvi) evidence, in form and substance reasonably satisfactory to Buyer, that the Seller has obtained or delivered, as applicable, all consents, approvals and/or notices set forth on Schedule 11.2(d)(xvi), and that each such consent, approval and/or notice has not been revoked or cancelled; and

(xvii) any other documents reasonably required from Buyer to consummate the Transactions.

(e) Non-Revocation. The Key Employment Agreements (i) for the individuals set forth on Schedule 11.2(e)(i) and (ii) representing at least 90% of the annual revenue of the Business as set forth on Schedule 11.2(e)(ii) shall have been entered into and not revoked, rescinded or otherwise terminated by any Key Employee.

Section 11.3 Conditions to Seller’s Obligations.

The obligations of Seller to consummate and effect the Transactions are subject to the satisfaction (or, if permitted by applicable Law, written waiver by Seller) at or prior to the Closing, of each of the following conditions:

(a) (i) the Fundamental Representations of Buyer shall be true and correct in all respects as of the date hereof and as of the Closing Date (except that those representations and warranties that specifically address matters only as of a particular date shall remain true and correct in all respects as of such date) and (ii) all of the other representations and warranties of Buyer in Article VI shall be true and correct as of the date hereof and as of the Closing Date (except that those representations and warranties that specifically address matters only as of a particular date shall remain true and correct in all material respects as of such date) in all material respects (except for those representations and warranties qualified by material, materiality or similar expressions, which shall be true and correct in all respects);

(b) Buyer shall have performed and complied with, in all material respects, all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and

(c) each of the following documents must have been delivered to Seller:

(i) payments pursuant to and in accordance with Section 2.7(b);

(ii) a certificate duly executed by Buyer, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in clauses (a) and (b);

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) with respect to each Assumed Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(v) with respect to the Wakefield Lease, a sublease agreement, on commercially reasonable terms mutually agreeable to Buyer and Bank, duly executed by Buyer, and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(vi) the Owned Real Property Lease duly executed by Buyer;

(vii) the Transition Services Agreement duly executed by Buyer;

(viii) the License Agreement duly executed by Buyer;

(ix) the Client Services Agreement duly executed by Buyer;

(x) the Referral Agreement duly executed by Buyer; and

(xi) any other documents reasonably required from Seller to consummate the Transactions.

ARTICLE XII

TERMINATION

Section 12.1 Termination Events. This Agreement may, by written notice given to the non-terminating Parties prior to the Closing, be terminated:

(a) by Buyer, on the one hand, or Seller, on the other hand, by written notice to the other, if the consummation of the Transactions shall not have occurred on or before December 31, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(a) shall not be available to any Party whose action or failure to act has been the principal cause of or resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(b) by Seller by written notice to Buyer, if Buyer shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such material breach or failure to perform would give rise to or is reasonably likely to result in the failure of a condition set forth in Section 11.3 to be satisfied but only if (i) Seller has delivered to Buyer written notice stating Seller’s intention to terminate this Agreement pursuant to this Section 12.1(b) (and describing the reasonable basis therefor), and (ii) such violation or breach has not been cured prior to the earlier of (A) the End Date or (B) the date that is ten (10) Business Days from the date that Buyer receives the notice from Seller pursuant to the preceding clause (i); provided, Seller shall not be entitled to terminate this Agreement pursuant to this Section 12.1(b) if there has been a material violation or material breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement which has prevented or would reasonably likely prevent the satisfaction of any condition to the obligations of Buyer set forth in Section 11.2;

(c) by Buyer by written notice to Seller, if Seller shall have materially breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, and such material breach or failure to perform would give rise to or is reasonably likely to result in the failure of a condition set forth in Section 11.2 but only if (i) Buyer has delivered to Seller written notice stating Buyer’s intention to terminate this Agreement pursuant to this Section 12.1(c) (and describing the reasonable basis therefor), and (ii) such violation or breach has not been cured prior to the earlier of (A) the End Date or (B) the date that is ten (10) Business Days from the date that Seller receives the notice from Buyer pursuant to the preceding clause (i); provided, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1(c) if there has been a material violation or material breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which has prevented or would reasonably likely prevent the satisfaction of any condition to the obligations of Seller set forth in Section 11.3;

(d) by Buyer, on the one hand, Seller, on the other hand, by written notice to the other, if (i) there shall be any Law enacted, issued, entered into, enforced or promulgated by any Governmental Authority that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions or (ii) any Governmental Order (whether temporary, preliminary, or permanent) has been issued, enacted, promulgated, entered into or enforced by any Governmental Authority and be in effect precluding, restraining, restricting, enjoining or prohibiting the consummation of the Transactions and such Governmental Order is final and non-appealable; or

(e) by mutual written consent of Buyer and Seller.

Section 12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 10.11 (Confidentiality, Press Releases and Public Announcements), this Section 12.2, Article XIII (Miscellaneous) and the Confidentiality Agreement will survive termination. Nothing in this Article XII will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement. Each Party, if so requested by the other Party, will return promptly or destroy every document furnished to it by the other Party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby that constitutes confidential information under the Confidentiality Agreement, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable best efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Expenses. Except as otherwise explicitly provided in this Agreement, each of the Parties will bear such Party’s own direct and indirect costs and expenses incurred (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents and the Transactions.

Section 13.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by electronic mail of a PDF document (without a “bounce back” message) to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller after the Closing:

Eastern Bank

265 Franklin Street

Boston, MA 02110

Attn: Kathleen Henry, General Counsel

Email: k.henry@easternbank.com

with a copy to (which shall not constitute notice):

Nutter, McClennen & Fish LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02451

Attention: Michael K. Krebs and Shannon S. Zollo

Email: mkrebs@nutter.com; szollo@nutter.com

If to Buyer:

Arthur J. Gallagher Risk Management Services, LLC

c/o Arthur J. Gallagher & Co.

2850 Golf Road

Rolling Meadows, IL 60008

Attn: General Counsel

Fax: 630-285-3483

Email: Legal_notice.us@ajg.com

With a copy to (which shall not constitute notice):

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Attn: Robert K. Clagg

Email: rclagg@mwe.com

Section 13.3 Interpretation. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules

attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, or in any Schedule or Exhibit hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Business or in general commercial usage). All amounts payable hereunder or otherwise set forth in this Agreement are expressed in U.S. Dollars, and all references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States Dollars. The Parties agree that the original of this Agreement will be written in the English language, and each Party waives any rights it may have under the laws of its country of residence to have such Agreement written in its local language. If a local language version is provided, it is for convenience only and the English language version shall be the binding document. When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded; if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on,” “set forth in,” or “set forth on” a balance sheet or financial statement, to the extent any such phrase appears in such representation and warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement, or (iii) such item is reflected on the balance sheet or financial statement and is specifically set forth in the notes thereto. Any reference to any federal, state, provincial, county, local or foreign statute or Law shall be deemed also to refer to all dates rules and regulations promulgated thereunder, unless the context requires otherwise. The word “will” will be construed as creating a mandatory obligation and the words “to the extent” means the degree to which and not simply “if.”

Section 13.4 Headings. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

Section 13.5 Severability. If any term or provision of this Agreement is found to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 13.6 Entire Agreement. This Agreement, the Transaction Documents (including the Exhibits and Seller Disclosure Schedule) and the other certificates and agreements delivered in connection herewith and therewith constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 13.7 Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Buyer, on the one hand, and Seller on the other hand, may waive compliance by the other Party with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the Party waiving the provision. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.8 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and, subject to the terms and conditions of this Section 13.8, specifically enforceable pursuant to its terms and that Buyer and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at Law but subject always to the terms and conditions of this Section 13.8, a non-breaching party shall be entitled to seek injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any requirement for the posting of a bond or other security as a condition to such relief.

Section 13.9 Successors and Assigns. This Agreement and any of the rights, interests or obligations hereunder shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign (whether by operation or law or otherwise) its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing no such consent may be unreasonably withheld or delayed and Buyer may assign its rights and obligations under this Agreement without the consent of any other Party to (x) one or more Affiliates, (y) to any Person that acquires Buyer, or (z) its lenders or its Affiliates’ lenders for collateral security purposes. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 13.10 No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.11 Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have personal or subject matter jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 13.2, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement (subject to any applicable rights of appeal). These consents to jurisdiction shall not be deemed to confer rights on any Person other than the Parties.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.11(C).

Section 13.12 Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 13.13 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Exhibits, Schedules and Disclosure Schedules to this Agreement, and any supplements or modifications thereof, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate, and not to any other representation or warranty in this Agreement. The Exhibits, Schedules and Disclosure Schedules do not modify the Agreement except to the extent specifically provided in the Agreement.

Section 13.14 Attorney-Client Privilege; Continued Representation.

(a) Each Party acknowledges and agrees that Nutter, McClennen & Fish LLP (“Nutter”) has acted as counsel to Seller, Bank and Parent in connection with the negotiation of this Agreement and consummation of the Transactions. Buyer hereby consents and agrees to Nutter representing Seller, Bank and Parent after the Closing, including with respect to disputes in which the interests of Seller may be directly adverse to Buyer and its Subsidiaries, and even though Nutter may have represented Seller in a matter substantially related to any such dispute, or may be handling ongoing matters. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Nutter’s prior representation of Seller with respect to a matter where Buyer is adverse to Seller, and (ii) Nutter’s representation of Seller prior to and after the Closing.

(b) Buyer further agrees that all communications in any form or format whatsoever between or among Nutter, on the one hand, and Seller, Bank or Parent, or any of their respective directors, officers, advisors, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement that are attorney-client privileged (collectively, the “Privileged Communications”) and the expectation of client confidence relating thereto belong solely to Seller and shall be controlled by Seller, Bank or Parent, as applicable, and shall not pass to or be claimed by Buyer or any of its Affiliates.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Buyer, on the one hand, and a third party other than Seller, on the other hand, Buyer may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of Seller, Bank or Parent, as applicable. In the event that Buyer is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall use reasonable best efforts to promptly notify Seller in writing so that Seller can seek a protective order and Buyer agrees to use reasonable best efforts, at the expense of Seller, to assist therewith.

(d) To the extent that files or other materials maintained by Nutter relating to (i) Seller, Bank or Parent, or (ii) Buyer to the extent they relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement, constitute property of its clients, only Seller, Bank or Parent, as applicable, shall hold such property rights and Nutter shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Nutter, on the one hand, and Seller, Bank or Parent, on the other hand. Buyer agrees that it will not knowingly without the consent of the Seller, seek to obtain the Privileged Communications from Nutter.

(e) Notwithstanding the forgoing, (x) any communication or advice of Nutter that was made prior to the Closing with or to Seller regarding legal matters involving the Business that was not made or given for the purpose of the negotiation, documentation, and consummation of the Transactions shall be the property of Buyer from and after the Closing, and (y) Seller may not waive any legal privilege or right of confidentiality covering any Privileged Communications vis-à-vis a third party without the prior written consent of Buyer (which consent may not be unreasonably withheld, conditioned or delayed).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

ARTHUR J. GALLAGHER RISK MANAGEMENT SERVICES, LLC

By:	/s/ M. Keith Barton
Name:	M. Keith Barton
Title:	Vice President and Chief Financial Officer

SELLER:

EASTERN INSURANCE GROUP LLC

By: Eastern Bank, Sole Member

By:	/s/ James B. Fitzgerald
Name:	James B. Fitzgerald
Title:	Chief Financial Officer

BANK:

EASTERN BANK

By:	/s/ James B. Fitzgerald
Name:	James B. Fitzgerald
Title:	Chief Financial Officer

PARENT:

EASTERN BANKSHARES, INC.

By:	/s/ James B. Fitzgerald
Name:	James B. Fitzgerald
Title:	Chief Financial Officer